EXECUTION VERSION

AMENDED AND RESTATED
COMPANY AGREEMENT

OF

NHC ASC – Dallas, LLC

(a Texas Limited Liability Company)

THE MEMBERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO MEMBERSHIP INTEREST MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAWS) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE INTEREST. A MEMBERSHIP INTEREST ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

Dated as of April 1, 2014

AMENDED AND RESTATED
COMPANY AGREEMENT
OF
NHC ASC – Dallas, LLC
(a Texas Limited Liability Company)

This Amended and Restated Company Agreement (this “Agreement”) is made and entered into and shall be effective as of the 1st day of April, 2014 (the “Effective Date”), by and among NHC ASC – DALLAS, LLC, a Texas limited liability company (the “Company”), and each other Person whose name is set forth on Exhibit A attached to this Agreement and has signed this Agreement, as the Members.

W I T N E S S E T H:

WHEREAS, the existing Members (as hereinafter defined) of the Company, executed that certain Company Agreement effective as of August 27, 2013 (the “Original Company Agreement”);

WHEREAS, as of the Effective Date, (i) Constellation Services Group, LLC (“Constellation”) had not provided any services to the Company in exchange for its equity interest in the Company as contemplated by Section 4.8(a) of the Original Company Agreement, and (ii) no Class A Member had executed and/or delivered to the Company such Member’s Personal Guarantee (as defined in the Original Company Agreement), nor had any Class A Member made any capital contribution to the Company or rendered any services on behalf of the Company in payment for such member’s equity interest in the Company;

WHEREAS, the Board of Managers authorized the Company to redeem all of the issued and outstanding Class A Units and remove Constellation and all of the Class A Members as Members of the Company effective as of December 31, 2013;

WHEREAS, the existing Members now desire to (i) add certain Persons as Additional Members (as hereinafter defined) and (ii) make certain material amendments to the Original Company Agreement; and

WHEREAS, in connection with amending the Original Company Agreement to reflect the admission of such Additional Members to the Company and to implement certain material changes to the Original Company Agreement, the existing Members have decided that it would be appropriate to amend and restate such Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree to amend and restate the Original Company Agreement in its entirety, as follows:

ARTICLE I.

DEFINITIONS

1.1 Certain Definitions. The terms specified in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires.

“AAA” is defined in Section 19.4(b) .

“Additional Member” means a Person who is admitted into the Company as a Member pursuant to the terms of Section 14.4.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in a Member’s Capital Account as of the end of the relevant fiscal year or other period, after giving consideration to the following adjustments:

(a) There shall be credited to such Capital Account any amounts which the Member is obligated to restore to the Company or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704 -1(b)(2)(ii)(c) or pursuant to the penultimate sentences of Treasury Regulations Sections 1.704 -2(g)(1) or 1.704 -2(i)(5); and

(b) There shall be debited to such Capital Account the items described in Treasury Regulations Sections 1.704 -1(b)(2)(ii)(d)(4), 1.704 -1(b)(2)(ii)(d)(5) and 1.704 -1(b)(2)(ii)(d)(6).

“ADR” is defined in Section 19.1.

“Administrator” is defined in Section 9.16(a) .

“Adverse Terminating Event” means, with respect to any Class A Member or Class C Member, any of the following:

(a) The Member (which, for purposes of this definition, includes any Physician who owns or controls a Class A Member or Class C Member which is an entity), has breached the terms and conditions of this Agreement, including without limitation, (i) violating the restrictions with respect to the ownership of a financial interest in a Competing Business as set forth in Section 11.5, or (ii) violating the Transfer restrictions set forth in Article XIV and Article XV, each as determined in the sole discretion of the Board of Managers and by a Required Interest of the Members; or

(b) The Member (which, for purposes of this definition, includes any Physician who owns or controls a Class A Member or Class C Member which is an entity) has disrupted the affairs of the Company, has acted adversely to the best interests of the Company, or has been deemed to be unsuitable to remain a Member for any reason, or no reason, including, without limitation, (i) the Member loses his or her license to practice medicine in the State of Texas or has disciplinary proceedings initiated against such Member by the regulatory agency having jurisdiction over such license and there is a reasonable possibility that such Member could have his or her license suspended or terminated as a result of such proceedings, (ii) the Member is convicted of any felony or any criminal charge relating to the practice of medicine, (iii) the Member commits any act or omits to take any act which poses an immediate, significant and unreasonable threat to any patient, (iv) the Member violates any material provisions of any applicable medical practice act or code of medical ethics, as determined by the applicable licensing and/or regulating authority, or (v) the Member is abusing any chemical substance that adversely affects such Member’s ability to practice medicine, all as determined in the sole discretion of the Board of Managers and a Required Interest of the Members.

“Affiliate” means, with respect to any Member, (a) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Member; (b) any entity of which a Member owns ten percent (10%) or more of the outstanding voting securities; (c) any Person who owns ten percent (10%) or more of the outstanding voting securities of a Member; (d) any entity of which a Member is an officer, director, general partner or trustee, or serves in a similar capacity; (e) any Person who is an officer, director, general Member or trustee, or serves in a similar capacity, of a Member; or (f) any child, grandchild (whether through marriage, adoption or otherwise), sibling (whether through adoption or otherwise), parent, or spouse of a Member. As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Company Agreement, as it may be amended, modified, supplemented or restated from time to time in accordance with the provisions of the Law and this Agreement.

“Arbitration Submission Date” is defined in Section 19.4(a) .

“ASC Procedures” means procedures that are on the list of Medicare-covered procedures that can be performed in ambulatory surgery centers under applicable Medicare regulations.

“Authorized Individuals” is defined in Section 19.2.

“Available Cash” means all cash, demand deposits and short term marketable securities received from the conduct of Company operations or capital transactions (but not from Capital Contributions), less the portion thereof used to pay, or establish reserves or cash set asides for, all Company expenses, debt payments (including debt payments to the Member and other Persons with regard to loans made pursuant to Section 4.2 of this Agreement), capital improvements, replacements and contingencies, all as determined by the Board of Managers in their sole discretion. “Available Cash” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

“Bankruptcy” means, as to any Member, the Member’s taking, or acquiescing to the taking, of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file within the time specified by law, an answer or opposition to any proceeding commenced against such Member under any such law and a failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

“Board of Managers” means the governing body of the Company, having all of the rights, duties and powers of the managers of a limited liability company under the Law, subject to the terms of this Agreement.

“Capital Account” means that separate Capital Account maintained by the Company for each Member and the amount of each such Member’s Capital Account, as of any given date, which shall be computed as follows:

(a) the Capital Account balance of each Member shall be credited (increased) by (i) the amount of cash contributed by such Member to the capital of the Company, (ii) the fair market value of property contributed by such Member to the capital of the Company (net of liabilities secured by such property that the Company assumes or takes subject to under Code Section 752), and (iii) such Member’s allocable share of Company income and gain (or items thereof) including income and gain exempt from federal taxation and income and gain attributable to adjustments to reflect book value pursuant to Treasury Regulations Section 1.704 -1(b)(2)(iv)(g), but excluding income and gain attributable to tax items which differ as a result of the revaluation of Company property as described in Treasury Regulations Section 1.704 -1(b)(4), and Section 1.704 -1(b)(4)(i); and

(b) the Capital Account balance of each Member shall be debited (decreased) by (i) the amount of cash distributed to such Member, (ii) the fair market value of property distributed to such Member (net of liabilities secured by such property which the Member assumes or takes subject to under Code Section 752), (iii) such Member’s allocable share of expenditures of the Company described in Code Section 705(a)(2)(B), and (iv) such Member’s allocable share of Company losses, depreciation and other deductions (or items thereof) including loss and deduction attributable to adjustments to reflect book value pursuant to Treasury Regulations Section 1.704 -1(b)(2)(iv)(g) but excluding expenditures described in (iii) above and loss or deduction attributable to tax items which differ as a result of the revaluation of Company property or excess percentage depletion as described in the Treasury Regulations.

The Board of Managers (acting in good faith and in accordance with customary valuation methods) shall determine the fair market value of any property contributed to the Company.

In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

Notwithstanding the foregoing, a Member’s Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Member to the extent such Member’s Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Company.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations sections 1.704 -1(b) and 1.704 -2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Board of Managers determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Board of Managers may make such modification; provided, that, it is not likely to have a material effect on the amounts distributable to any Member upon the termination or dissolution of the Company. The Board of Managers also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Treasury Regulations section 1.704 -1(b)(2)(iv)(g), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations sections 1.704 -1(b) and 1.704 -2.

“Capital Contribution” means, with respect to any Member, the amount of cash and/or the initial Gross Asset Value of property contributed to the capital of the Company, with respect to the Interest held by such Member. In the event such term is used in this Agreement and such Capital Contribution amount has not been adjusted in the applicable provision to reduce the Capital Contribution amount by the liabilities which the Company assumes or takes the property subject to with respect to property contributed by a Member, such Member’s Capital Contribution will be reduced by such liabilities where applicable for Federal income tax or state law purposes.

“Class A Member” means a Person identified on Exhibit A hereto as a Class A Member and who has signed this Agreement, and such other Persons to whom the Company may issue Class A Membership Interests, but excluding any Person who ceases to be a Class A Member pursuant to this Agreement.

“Class A Membership Interest” means an Interest owned by a Class A Member.

“Class A Unit” means a unit of Class A Membership Interest.

“Class B Member” means a Person identified on Exhibit A hereto as a Class B Member, and such other Persons to whom the Membership may issue Class B Membership Interests, but excluding any Person who ceases to be a Class B Member pursuant to this Agreement.

“Class B Membership Interest” means an Interest owned by a Class B Member.

“Class B Unit” means a unit of Class B Membership Interest.

“Class C Member” means a Person identified on Exhibit A hereto as a Class C Member, and such other Persons to whom the Company may issue Class C Membership Interests, but excluding any Person who ceases to be a Class C Member pursuant to this Agreement.

“Class C Membership Interest” means an Interest owned by a Class C Member.

“Class C Unit” means a unit of Class C Membership Interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any provision or corresponding provisions of succeeding law.

“Company” means NHC ASC - Dallas, LLC, a Texas limited liability company, and its successors and assigns.

“Company Minimum Gain” shall have the meaning assigned to “partnership minimum gain” in Treasury Regulations section 1.704 -2(b)(2) and shall mean the amount determined under Treasury Regulations section 1.704 -2(d)(1) by (i) computing for each Nonrecourse Liability of the Company any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and (ii) aggregating the separately computed gains. If, pursuant to Treasury Regulations sections 1.704 -1(b)(2)(iv)(d) or 1.704 -1(b)(2)(iv)(f), Company property is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, the calculation of Company Minimum Gain pursuant to the preceding sentence shall be made by reference to such book value. For purposes hereof, a liability of the Company is a Nonrecourse Liability to the extent that no Member or related Person bears the economic risk of loss for that liability within the meaning of Treasury Regulations section 1.752 -2.

“Competing Business” means any business that offers or provides medical and/or surgical services which are the same as or substantially similar to those medical and/or surgical services which are then provided at the Surgery Center, including but not limited to surgical services provided at a licensed ambulatory surgery center, a hospital, a hospital out-patient department, and that is located within ten (10) miles of the Surgery Center.

“Confidential Information” is defined in Section 11.5(b) .

“Contribution Time” is defined in Section 4.2(a) .

“Curing Member” is defined in Section 4.2(b) .

“Declining Member” is defined in Section 4.2(b) .

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of the year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis. If the Federal income tax depreciation, amortization or other cost recovery deduction for the year or other period is zero, Depreciation will be determined using any reasonable method selected by the Board of Managers.

“Discretionary Contribution” is defined in Section 4.2(a) .

“Dispute” is defined in Section 19.1.

“Disputing Person(s)” is defined in Section 19.2.

“Due Date” is defined in Section 7.2.

“EBITDA” means net income of the Company for a period, plus interest expense, income tax expense, depreciation expense and amortization expense for such period, each as calculated in accordance with generally accepted accounting principles consistently applied.

“Eligibility Affirmation Statement” means, except as otherwise provided herein, the statement that each Physician Member must affirm in writing, in connection with the initial acquisition of an Interest and, thereafter, within thirty (30) days after the end of each calendar year or such other 12-month period designated by the Board of Managers, and otherwise as may reasonably be requested, representing that:

(a) the Physician Member agrees to fully inform each patient referred to the Surgery Center by the Physician Member of his or her investment interest in the Company;

(b) one-third (1/3) or more of the Physician Member’s medical practice income for the prior twelve (12) month period was derived from the performance of ASC Procedures, or in the case of facility-based physicians, that one-third (1/3) or more of the Physician Member’s medical practice income for the prior 12-month period was derived from the performance of professional medical services in support of ASC Procedures (under such guidelines as the Board of Managers may adopt or approve);

(c) the Physician Member performed at least one-third (1/3) of his or her ASC Procedures of the type that can be performed at the Surgery Center during the prior 12-month period at the Surgery Center; or, in the case of facility-based physicians, the Physician Member performed at least one-third (1/3) of his or her professional medical services in support of ASC Procedures at the Surgery Center; or, if a new Physician Member, he or she expects to perform at least one-third (1/3) of such procedures at the Surgery Center each year;

(d) the Physician Member obtained in due course and has thereafter continuously maintained membership on the medical staff at the Surgery Center;

(e) the Physician Member agrees to treat patients receiving medical benefits or assistance under any governmental health care program (including Medicare and Medicaid) in which such Physician Member participates in a nondiscriminatory manner; and

(f) the Physician Member has not been excluded, suspended or debarred from participation in Medicare, Medicaid or any other federal or state health care program, has not been convicted of a criminal offense under any provision of the federal Social Security or had civil monetary penalties assessed against him or her in relation to a violation of federal or state Healthcare Laws or regulations, including those governing false claims and kickbacks, and no action relating to such a violation is pending.

The form of Eligibility Affirmation Statement may include or address such other matters as may be approved by the Governing Board in relation to compliance with this Agreement and/or applicable law.

The Governing Board in its sole discretion may establish a lower percent to be used for clauses (b) and (c) above for an individual Physician Member based on a case-by-case analysis, consistent with federal and state laws and regulations. If the Governing Board establishes a lower percent, the Physician Member must consistently meet and annually certify compliance with such modified requirements.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor federal statute then in effect) and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such successor federal statute.

“Fair Market Value Price” means, at any time, the price determined by multiplying the Net Worth by the appropriate Member’s Percentage Interest.

“Governmental Authority” means any and all Federal, state or local governments, governmental institutions, public authorities and any other governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including but not limited to departments, boards, bureaus and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

“Governing Board” is defined in Section 9.16(a) .

“Gross Asset Value” means with respect to any asset, the adjusted basis for Federal income tax purposes of such asset, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Board of Managers;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest in the Company, if the Board of Managers reasonably determines that, with respect to adjustments pursuant to subsections (i) and (ii) above, such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations section 1.704 -1(b)(2)(ii)(g); and (iv) the acquisition of an additional Interest in the Company by any new or existing Member as consideration for the provision of services to or for the benefit of the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations section 1.704 -1(b)(2)(iv)(m) and Section 6.2(f) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board of Managers determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

“Healthcare Laws” means applicable provisions of the Federal Social Security Act (including the Medicare and Medicaid Anti-Fraud and Abuse Amendments (42 U.S.C. § 1320a-7a and -7b), the Federal Physician Anti-Self Referral Law (42 U.S.C. § 1395nn)), the Patient Protection and Affordable Care Act (Pub. L. No. 111-148, 124 Stat. 119 (2010)), the Texas Medical Practice Act (Texas Occupations Code § 151.001 et seq.), the Texas Patient Non-Solicitation Law (Texas Occupations Code § 102.001), and any regulations promulgated thereunder, as these laws may now exist or hereafter may be amended.

“Indemnified Party” is defined in Section 13.1.

“Initiating Person” is defined in Section 19.2.

“Interest” means the interest of a Member in the Company, including, without limitation, the rights of a Member in distributions from the Company and allocations of the Profits, Losses, gains, deductions and credits of the Company.

“Investment Price” means the dollar amount paid in cash by a Member for such Member’s Interest or the Gross Asset Value of any asset contributed by a Member for such Member’s Interest.

“Involuntary Transfer” is defined in Section 15.5.

“Involuntary Transferee” is defined in Section 15.5.

“Law” means the Texas Limited Liability Company Law of the Texas Business Organizations Code, as amended to date and as may be amended from time to time hereafter and any successor to such Law.

“Lending Member” is defined in Section 4.2.

“Majority Interest” means such of the Members, as shall own, at the time of any determination, more than fifty percent (50%) of all then issued and outstanding Interests.

“Manager” means each Person who has been elected as and continues to be, a member of the Board of Managers, and the term “Manager” shall for all purposes have the same connotation as the term “manager” under the Law.

“Marketing Committee” is defined in Section 9.18.

“Medical Staff” is defined in Section 9.16(a) .

“Member” means any Person who has been admitted as a Member and whose name is set forth on Exhibit A hereto, and any other Person admitted to the Company as a Member in accordance with this Agreement, but excluding any Person who ceases to be a Member of the Company pursuant to this Agreement.

“Member Loan Minimum Gain” means an amount, with respect to each Member Loan Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Loan Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations section 1.704 -2(i)(3).

“Member Loan Nonrecourse Debt” shall have the meaning assigned to “partner nonrecourse debt” in Treasury Regulations section 1.704 -2(b)(4).

“Member Loan Nonrecourse Deductions” shall have the meaning assigned to “partner nonrecourse deductions” in Treasury Regulations section 1.704 -2(i)(2). The amount of Member Loan Nonrecourse Deductions with respect to a Member Loan Nonrecourse Debt for a Company fiscal year or other period equals the excess, if any, of the net increase, if any, in the amount of Member Loan Minimum Gain attributable to such Member Loan Nonrecourse Debt during that fiscal year or other period over the aggregate amount of any distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Loan Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Loan Nonrecourse Debt and are allocable to an increase in Member Loan Minimum Gain attributable to such Member Loan Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704 -2(i)(2).

“Net Worth” means, the greater of (a) three (3) times the average EBITDA per tax year of the Company for the three (3) fiscal years preceding the date of determination, or such lesser number of years if three (3) fiscal years have not elapsed prior to the determination date, and (b) the excess of the fair market value of all Company property over the amount of the debts of the Company (whether or not any such debt is secured by a lien, security interest or other encumbrance on the property). The Net Worth shall be calculated on a cash basis by either the certified public accounting firm then engaged by the Company or a certified public accountant designated by the Board of Managers, within thirty (30) days after the Board of Managers has requested such calculation.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations section 1.704 -2(b)(1). The amount of Nonrecourse Deductions for a Company fiscal year or other period equals the excess, if any, of the net increase in the amount of Company Minimum Gain during the fiscal year or other period, over the aggregate amount of any distributions during such year or other period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations section 1.704 -2(c).

“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations section 1.704 -2(b)(3).

“Percentage Interest” means, with respect to any Member, the Interest of such Member expressed as a percentage of the Interests of all the Members.

“Person” means any individual, company, partnership, corporation, limited liability company, trust or other entity.

“Physician” means an individual who (a) holds one of the following degrees: M.D., D.O., or D.P.M. or other degrees relating to health care designated by the Board of Managers; (b) is currently duly licensed by and in good standing with the State of Texas to practice such health care profession for which the individual was trained; (c) has not been excluded or suspended from participation in Medicare, Medicaid or any other Federal or state health care program, has not been convicted of a criminal offense under any provision of the Federal Social Security Act or had civil monetary penalties assessed against him or her in relation to a violation of Federal or state health laws or regulations, including those governing false claims and kickbacks, has not been debarred from participation in any Federal procurement program, and no action relating to such a violation is pending; (d) is in good standing and maintains medical staff privileges at a Joint Commission accredited acute care hospital which is located within twenty (20) miles of the Surgery Center; (e) is a resident of the State of Texas and has no present intention of becoming a resident of any other state or jurisdiction; (f) agrees to inform each patient referred to the Surgery Center by such individual of his or her investment interest in the Company; (g) expects to obtain in due course and thereafter continuously maintain membership on the medical staff at the Surgery Center; and (h) agrees to treat patients receiving medical benefits or assistance under any governmental health care program in a nondiscriminatory manner.

“Physician Class A Member” means any Person that is (i) a Class A Member who is a Physician or (ii) an owner of a Class A Member who is a Physician.

“Physician Class C Member” means any Person that is (i) a Class C Member who is a Physician or (ii) an owner of a Class C Member who is a Physician.

“Physician Member” means (i) a Physician Class A Member, (ii) a Class B Member who is a Physician, (iii) a Class B Member that is an entity wholly-owned by one or more Physicians, (iv) a Physician Class C Member, (v) an Additional Member of any class, including any class or classes that may be later created, who is a Physician, or (vi) an Additional Member of any class, including any class or classes that may be later created, that is wholly owned by one or more Physicians.

“Prime Rate” means the rate of interest per annum stated from time to time in The Wall Street Journal (or any successor publication thereto) as the base rate on corporate loans for at least seventy-five percent (75%) of the thirty (30) largest banks in the United States

“Profits and Losses” “Profits” means, for each fiscal year of the Company or other period, an amount equal to the Company’s taxable income for such year or period, and “Losses” means, for each fiscal year of the Company or other period, an amount equal to the Company’s taxable loss for such year or period, in each case determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits and Losses for purposes of this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code section 705(a)(2) (B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treasury Regulations section 1.704 -1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses for purposes of this definition shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition thereof; and

(f) Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction that are specially allocated pursuant to Sections 6.2 or 6.3 hereof shall not be taken into account in computing Profits and Losses.

“Proportionate Share” means a Member’s share of an item, based upon the respective Percentage Interest of that Member as compared to the Percentage Interests of all Members entitled to share in the item.

“Repurchase Cap” is defined in Section 15.7 hereof.

“Required Interest” means such of the Members as shall own, at the time of any determination, at least seventy-five percent (75%) of all Interests.

“Responding Person” is defined in Section 19.2.

“Retirement” means that the gross cash receipts or income derived (either directly or indirectly) by a Physician Class A Member from rendering of medical services for the then-ending twelve (12) month period is reduced from the gross cash receipts or income for the previous twelve (12) month period by fifty percent (50%) or more (as reflected on the appropriate accounting and tax records of such Physician Class A Member). Notwithstanding the foregoing, for purposes of this Agreement, “Retirement” shall not occur as the direct or indirect result of loss of license, criminal offense, disciplinary action or other occurrences relating to improper or inappropriate acts or omissions of a Member; “Retirement” is intended to relate only to bona fide retirement from the practice of medicine in the ordinary course.

“Securities Act” shall mean the Securities Act of 1933, as amended (or any successor federal statute then in effect), and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such successor federal statute.

“Substitute Member” means any Person admitted to the Company pursuant to Section 14.2.

“Surgery Center” means that certain ambulatory surgery center located at 5920 Forest Park Road, Suite 700, Dallas, Texas 75235 and any additional ambulatory surgery center which the Company may own, lease or operate from time to time.

“Tax Distributions” is defined in Section 7.2.

“Terminating Event” means, with respect to any Physician Class A Member or Physician Class C Member (which, for purposes of this definition, includes any Physician who owns or controls a Class A Member or Class C Member which is an entity), any of the following:

(a) Such Member has died or become permanently disabled or mentally incompetent; or

(b) Such Member is in Bankruptcy; or

(c) Such Member is in Retirement; or

(d) Such Member fails to obtain medical staff privileges at the Surgery Center within a reasonable time following either (i) the date that the Company begins accepting applications for privileges to provide medical services at the Surgery Center, or (ii) the date that his or her application to obtain privileges to provide medical services at the Surgery Center has been submitted to the Board of Managers; or

(e) Such Member permanently relocates his or her principal residence anywhere outside a fifty (50) mile radius of the Surgery Center; or

(f) If such Member is an entity, such Member dissolves, liquidates or commences dissolution proceedings or has its charter revoked by any applicable state authority; or

(g) Such Member at any time fails to satisfy all of the requirements necessary to be a Physician as defined herein.

“Transfer” means to sell, assign, transfer, pledge, hypothecate or otherwise dispose of.

“Treasury Regulations” or “Regulations” means the regulations, promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations or the Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed, temporary or final regulations.

“Tribunal” is defined in Section 19.4(b) .

“Unit” means an Interest acquired and/or held as a Member, designated as a Class A Unit, a Class B Unit or a Class C Unit.

“Units” means the Class A Units, the Class B Units and the Class C Units, collectively. The total authorized number of Units is one hundred (100), consisting of (i) thirty-five (35) Class A Units, (ii) thirty-five (35) Class B Units and (iii) thirty (30) Class C Units. The number and type of Units owned by each Member shall be set forth on Exhibit A attached hereto, as such Exhibit may be amended from time to time.

1.2 Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

ARTICLE II.

FORMATION AND CONTINUATION OF THE COMPANY

2.1 Formation and Continuation. A Certificate of Formation of the Company was filed in the office of the Secretary of State of Texas on July 12, 2013, as required by the Law, under the name “NHC ASC – Dallas, LLC”. The Members hereby continue the existence of the Company. Except as stated in this Agreement, the Law shall govern the rights and liabilities of the Members.

2.2 Certificates. The Members agree to execute from time to time all such certificates and other documents as may be appropriate to comply with the requirements for the transaction of business or ownership or leasing of property in all jurisdictions where the Company may from time to time desire to conduct business or own or lease property. The Board of Managers shall effect all such filing, recording, publishing, and perform such other acts as may be appropriate to comply with all requirements for the operation of the Company.

2.3 Company Name. The business of the Company shall be conducted under the name “Northstar Surgery Center, Dallas” or under such other name or names as the Board of Managers may determine. The Board of Managers or the officers of the Company shall promptly execute and file with the proper offices in each county in each jurisdiction in which the Company conducts business one or more certificates as required by the fictitious name act, assumed name act, or similar statute in effect as to each such jurisdiction.

2.4 Principal Office. The principal office of the Company shall be located at 4120 Southwest Freeway, Suite 150, Houston TX 77027 or at such other place or places as the Board of Managers may from time to time determine.

2.5 Term. The Company shall continue in existence until the Company is dissolved pursuant to Article XVI.

2.6 Registered Agent and Office. The registered agent of the Company shall be Northstar Healthcare Inc. and the registered office of the Company shall be located at 4120 Southwest Freeway, Suite 150, Houston TX 77027. The registered office or the registered agent, or both, may be changed by the Board of Managers from time to time by filing the statement required by the Law. The Company shall maintain at its registered office such records as may be specified by the Law.

2.7 Characterization. For federal income tax purposes, the Company shall be characterized as a partnership. However, for state law purposes, the Company shall not be characterized as, nor treated as, a partnership, nor shall any Member be characterized as, nor treated as, a partner. The Board of Managers shall operate the Company in a manner consistent with such characterizations and neither the Board of Managers nor any Member shall take any act, or fail to take any act, which is not consistent with such characterizations.

ARTICLE III.

BUSINESS OF THE COMPANY

3.1 Business. The business of the Company is (a) to lease, manage and operate the Surgery Center and provide certain medical and ancillary health care services at the Surgery Center; (b) to enter into, from time to time, such financial arrangements as the Board of Managers may determine to be necessary, appropriate or advisable (including, without limitation, borrowing money and issuing evidences of indebtedness and securing the same by mortgage, deed of trust, security interest or other encumbrance upon one or more or all of the Company assets); (c) to sell, assign, lease, exchange or otherwise dispose of, or refinance or additionally finance, any or all of the Company assets; (d) to raise additional capital by issuance of additional Interests as provided in Section 14.4; and (e) generally to engage in such other businesses and activities and to do any and all other acts and things that the Board of Managers deem necessary, appropriate or advisable from time to time in furtherance of the purposes of the Company as set forth in this Section 3.1.

3.2 Powers. Subject to the limitations contained in this Agreement and in the Law, the Company’s purposes may be accomplished by the Board of Managers taking any action permitted under this Agreement that, in the good faith judgment of the Board of Managers, is customary or reasonably related to accomplishing such purposes.

ARTICLE IV.

CONTRIBUTIONS OF CAPITAL

4.1 Initial Capital Contributions and Interests. The initial Capital Contributions of the Members will be the amount set forth opposite each Member’s name on Exhibit A, which is attached hereto and incorporated by reference herein. The initial Interest of each Member is set forth opposite each Member’s name on Exhibit A. Each Member shall contribute the initial Capital Contribution set forth opposite such Member’s name on Exhibit A at such time as the Board of Managers shall determine, in return for such Member’s initial Interest. Interests may be changed from time to time in accordance with this Agreement.

4.2 Future Capital Contributions.

(a) The Members acknowledge that, following the initial Capital Contributions to be made by the Members pursuant to Section 4.1 above, the Company may require funds from time to time for various reasons, including, without limitation, related to the payment of taxes, insurance, debt service, maintenance and repair costs and other operating charges and operating expenses. The Members hereby acknowledge that from time to time the Board of Managers, upon the prior approval of a Required Interest of the Members, may request that the Members contribute in cash to the capital of the Company such additional funds as are required for the business of the Company as determined by the Board of Managers, in their sole and absolute discretion. Any additional Capital Contributions requested by the Board of Managers pursuant to this Section 4.2 and in excess of the initial Capital Contributions required pursuant to Section 4.1 above are referred to herein as “Discretionary Contribution(s).” At the time the Board of Managers requests any Discretionary Contribution from the Members, such request will be made in writing to each of the Members of the Company and will specify (i) such Member’s Proportionate Share of the Discretionary Contribution, and (ii) the date on or before which such Discretionary Contribution should be made to the Company (“Contribution Time”).

(b) If any Member declines to make all or any portion of such Member’s Proportionate Share of a Discretionary Contribution (“Declining Member”) within ten (10) days after the Contribution Time pursuant to Section 4.2(a) above, the Board of Managers, in their sole and absolute discretion, may take any one (1) or more of the following actions:

(i) permitting the other Member(s) in proportion to their Percentage Interests or in such other percentages as they may agree (the “Lending Member”, whether one or more), to advance the portion of any Declining Member’s Proportionate Share of the Discretionary Contribution which such Declining Member failed to contribute to the Company on or before the Contribution Time pursuant to Section 4.2(a) above, with such advancement to be treated as a loan by the Lending Member to the Company and bearing interest at the lesser of (x) the Prime Rate plus five percent (5%), and (y) the maximum rate permitted by applicable law; and

(ii) reducing any Declining Member’s Interest and increasing the Interest of each of the other Member(s) who contributed all of such Member’s Proportionate Share of the Discretionary Contribution on or before the Contribution Time pursuant to Section 4.2(a) above (the “Curing Member,” whether one or more) as set forth below. The Interest of each Declining Member will be decreased, but not below zero, in the following manner:

(A) the Board of Managers will create a fraction, the numerator of which will be 100% of the amount that the Declining Member failed to contribute on or before the Contribution Time pursuant to Section 4.2(a) above based upon such Declining Member’s Proportionate Share, and the denominator of which will be the cumulative Gross Asset Value of the Company’s assets (as determined by the Board of Managers in their reasonable discretion), with such Gross Asset Value including the total amount of the Discretionary Contribution that is requested by the Board of Managers less Company liabilities,

(B) the fraction will be converted to an Interest (i.e. 1/50 = 2%, 1/10 = 10%, etc.), and the amount of such Interest will be deducted from the Declining Member’s Interest,

(C) the Interest of the Curing Members will be increased (such increase to be divided among the Curing Members based upon their pro rata share of the amount of the Declining Member’s Proportionate Share that the Declining Member failed to contribute on or before the Contribution Time pursuant to Section 4.2(a) above), but not in excess of the reduction of the Declining Member’s Interest as provided in (B) above, and

(D) such computation of the reduction of the Declining Member’s Interest and increase in the Curing Members’ Interests will be calculated and reallocated with respect to each Declining Member and Curing Member, as applicable.

In the event of any adjustment of Interests pursuant to this Section 4.2(b)(ii), no Member will have the right to modify, rectify or undo such adjustments thereafter, and such adjustment will be made without the need for any further act, writing or consent to effect any such adjustment. Each Declining Member and Curing Member hereby appoints the Board of Managers, or any officer designated by the Board of Managers, as the Declining Member’s and Curing Member’s duly authorized agent and attorney-in-fact for purposes of preparing and executing any amendments to this Agreement necessary to reflect any adjustment of Interests under this Section 4.2(b)(ii) .

4.3 Personal Liability and Security for Capital. Each Member will be personally liable to the Company to contribute to the capital of the Company the full amount of such Member’s Capital Contributions in accordance with Sections 4.1 and 4.2 above. Each Member grants to the Company a lien on such Member’s Interest in the Company to secure payment of any and all Capital Contributions required under Section 4.1 and/or 4.2 above and the performance of any and all obligations required or permitted hereunder.

4.4 Liability of Members. Each Member will be liable for the repayment and discharge of debts and obligations of the Company only to the extent of the amounts contributed or required to be contributed by that Member pursuant to the provisions of this Article IV. After such required contributions, the Members will not otherwise have any liability with respect to the debts and obligations of the Company and will not otherwise be obligated to make additional contributions to the Company. No Member will be required to make any contribution to the Company beyond that required under this Article IV. In accordance with state law, a Member of a limited liability company may, under certain circumstances, be required to return to the limited liability company, for the benefit of creditors, amounts previously distributed to that Member as a return of capital. It is the intent of the Members that no distribution of cash to any Member will be deemed a return or withdrawal of capital (even if that distribution is treated, in whole or in part, for any purpose as a distribution out of a reserve for depreciation or other reserve which is attributable to depreciation or any other non-cash item accounted for as a loss or deduction from or offset to the Company’s income), and that no Member will be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, a Member is obligated to make any such payment, that obligation will be the obligation of that Member.

4.5 Loans. Any Member, with the consent of the Board of Managers, may lend money to the Company. If any Member makes any loan or loans to the Company, the amount of any such loan shall not be treated as a contribution to the capital of the Company, but shall be a debt due from the Company. Any Member’s loan to the Company shall be repayable out of the Company’s cash and shall bear interest at such rate as may be mutually agreed upon by the Company and the Member loaning funds to the Company. None of the Members, or any of their Affiliates, shall be obligated to loan money to the Company.

4.6 Guarantee of Company Debt Obligations. The Members acknowledge that after the Effective Date the Company may desire to establish a revolving line of credit and/or other credit facilities with financial institutions to fund certain capital expenditures and/or operation costs. The Members further acknowledge that in connection with establishing any such lines of credit and/or credit facilities, the lender(s) may require the Members to guaranty their respective Proportionate Shares of the amounts due to such lender(s) thereunder. Therefore, upon the approval of the establishment of a line of credit or other credit facility on behalf of the Company by a Required Interest of the Members, the Board of Managers may require that each Member, or an Affiliate thereof acceptable to the Board of Managers, (i) deliver to the proposed lender(s) such financial information with respect to such Member or Affiliate, as appropriate, as such lender(s) may request, and (ii) execute and deliver to the proposed lender(s) such forms of guaranty as may be mutually agreed upon by the Company and such lender(s). Notwithstanding anything contained in this Agreement to the contrary, no Member or Affiliate thereof shall be obligated to guaranty more than its Proportionate Share of any line of credit or credit facility established for the benefit of the Company.

4.7 Obligation to Deliver Documents. Each Member shall have the initial and continuing obligation, as a condition to such Member’s continuation as a Member in this Company, to deliver or cause to be delivered to the Board of Managers or the Governing Board, as requested from time to time, such documents and instruments as may be requested on behalf of the Company to confirm such Member’s participation in and/or obligations to the Company, including but not limited to documents pertaining to such Member’s guaranty of any line of credit or credit facility established pursuant to Section 4.6, and an annual Eligibility Affirmation Statement in such form as may be from time to time approved by the Governing Board; provided, however, that no Member shall be required to submit an annual Eligibility Affirmation Statement on or before January 1, 2016. Any failure of a Member to timely furnish the documents or instruments reasonably requested by the Board of Managers and/or Governing Board shall constitute a breach of this Agreement.

ARTICLE V.

CAPITAL ACCOUNTS

5.1 No Interest on Capital Contributions. No Member will be paid interest on any Capital Contribution.

5.2 Treatment of Capital Contributions and Restrictions on the Right to Withdraw or to be Redeemed from the Company. Except as specifically provided in Article XV, the Company will not be required to redeem or repurchase any Interest, and no Member will have the right or power to withdraw, or receive any return of such Member’s Capital Contribution.

5.3 Capital Accounts. A Capital Account will be established for each Member on the books and records of the Company and will be maintained for each Member in accordance with the Code and the Treasury Regulations.

5.4 Capital Accounts Upon Transfer. In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest, except as provided in the Treasury Regulations.

5.5 Adjustment of Capital Accounts. In the event the Gross Asset Values of Company assets are adjusted pursuant to this Agreement, the Capital Accounts of all Members will be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704 -1(b) of the Treasury Regulations, and will be interpreted and applied in a manner consistent with such Treasury Regulations.

ARTICLE VI.

ALLOCATIONS

6.1 Profits and Losses. After giving effect to the special allocations set forth in Sections 6.2, 6.3 and 6.6, Profits and Losses for any fiscal year of the Company or other period shall be allocated to the Members in accordance with their respective Percentage Interests.

6.2 Special Allocations.

(a) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Company fiscal year or other period for which allocations are made, prior to any other allocation under this Agreement, each Member shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year, determined in accordance with Regulations section 1.704 -2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations section 1.704 -2(g)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704 -2(f) and shall be interpreted consistently therewith. To the extent permitted by such section of the Regulations and for purposes of this Section 6.2(a) only, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article VI with respect to such fiscal year and without regard to any net decrease in Member Loan Minimum Gain during such fiscal year.

(b) Member Loan Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI except Section 6.2(a) hereof, if there is a net decrease in Member Loan Minimum Gain attributable to a Member Loan Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Loan Minimum Gain attributable to such Member Loan Nonrecourse Debt, determined in accordance with Regulations section 1.704 -2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Loan Minimum Gain attributable to such Member Loan Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Loan Nonrecourse Debt, determined in accordance with Regulations section 1.704 -2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations section 1.7042(j)(2) . This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704 -2(i)(4) and shall be interpreted consistently therewith. Solely for purposes of this Section 6.2(b), each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article VI with respect to such fiscal year, other than allocations pursuant to Section 6.2(a) hereof.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations section 1.704 -1(b)(2)(ii)(d)(4), 1.704 -1(b)(2)(ii)(d)(5), or 1.704 -1(b)(2)(ii)(d)(6) which results in an Adjusted Capital Account Deficit of a Member, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in this Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the sum of (i) the amount such Member is obligated to restore (pursuant to such Member’s obligation to make a special contribution or otherwise), and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations section 1.704 -2(g)(1) and 1.704 -2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that, an allocation pursuant to this Section 6.3(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been tentatively made as if Section 6.2(c) hereof and this Section 6.2(d) were not in this Agreement.

(e) Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Loan Nonrecourse Debt to which such Member Loan Nonrecourse Deductions are attributable in accordance with Regulations section 1.704 -2(i)(2).

(f) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulations section 1.704 -1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

6.3 Curative Allocations. Any allocations of items of income, gain or loss pursuant to Sections 6.2(a) -(e) shall be taken into account in computing subsequent allocations pursuant to this Article VI, so that the net amount of any items so allocated and the income, losses and other items allocated to each Member pursuant to this Article VI shall, to the extent possible, be equal to the net amount that would have been allocated to each Member had no allocations ever been made pursuant to Sections 6.2(a) -(e).

6.4 Other Allocation Rules.

(a) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as such Members share Profits or Losses pursuant to Sections 6.1 for the fiscal year.

(b) The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their share of Company income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations section 1.752 -3(a)(3), the Members’ interests in Company profits are in the same proportions as they share Profits pursuant to Section 6.1 for the fiscal year.

(d) To the extent permitted by sections 1.704 -2(h) and 1.704 -2(i)(6) of the Regulations, the Board of Managers shall endeavor to treat distributions of Available Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Loan Nonrecourse Debt, only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

(e) Notwithstanding anything to the contrary contained herein, items of income, gain, loss and deduction with respect to property, other than cash, contributed to the Company by a Member shall be allocated among the Members so as to take into account the variation between the basis of the property to the Company and its fair market value at the time of contribution as provided in Section 704(c) of the Code and Treasury Regulations section 1.704 -1(b)(2)(iv)(g). In the event the Gross Asset Value of any Company property is adjusted in accordance with the definition thereof in Article I hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.4(e) are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

(f) As long as consistent with the other provisions of this Article VI, to the extent that gain from the disposition of any Company property is, for Federal income tax purposes, taxable as ordinary income by reason of recapture of depreciation or cost recovery deductions taken with respect to such property, such depreciation recapture shall be allocated among the Members in proportion to the depreciation or cost recovery deductions previously allocated among them with respect to such property; provided, however, that in the event the depreciation recapture is less than the aggregate amount of depreciation or cost recovery deductions giving rise to the depreciation recapture allocated among such Members with respect to such property, the depreciation recapture will be allocated among such Members based on the order in time the Members have been allocated such deductions with respect to such property.

6.5 Assignment During Fiscal Year. If a Member's Interest is transferred at any time other than the end of a fiscal year of the Company, the allocable share of the various items of Company Profit, Loss and credit will be allocated between the transferor and the transferee in the same ratio as the number of days in the fiscal year, respectively, before and after the transfer is recognized by the Company, as such number of days bears to the number of days in the entire year or will be allocated as if the books of the Company closed on the day of the transfer. Such method of allocation will be determined by the transferor and transferee of such Interest.

ARTICLE VII.

DISTRIBUTIONS

7.1 Distributions of Available Cash. Except as otherwise provided in this Article VII, Available Cash shall be distributed to the Members in accordance with their respective Percentage Interests. No cash distributions will be made which will impair the ability of the Company to pay its just debts as they mature. Except as otherwise provided herein, there will be no obligation by the Company to return to the Members, or to any one of them, any part of their Capital Contributions to the Company, for so long as the Company continues in existence.

7.2 Distribution for Taxes. To the extent the Members determine the Company has Available Cash in any period with respect to which taxes or estimated taxes are due, the Company shall promptly declare and make cash distributions pursuant hereto to the Members to allow the federal income tax (including, without limitation, estimated tax payments) attributable to the Company’s taxable income allocable to the Members to be paid by such Members when due (each, a “Due Date”). To satisfy this requirement, the Company shall pay on or before thirty (30) days prior to each Due Date (any such payment a “Tax Distribution”), an amount equal to the product of (i) the Company’s positive taxable income attributed to its Members during the relevant period multiplied by (ii) the highest applicable federal income tax rate for individuals for the fiscal year in which the relevant period falls. Tax Distributions shall be made to the Members in proportion to the taxable income allocated to them in the relevant period. Any distribution made pursuant to this Section 7.2 shall be treated as an advance on any distributions made pursuant to Section 7.1 and Section 16.2(b) ..

ARTICLE VIII.

BANK ACCOUNTS, BOOKS OF ACCOUNT
AND TAX COMPLIANCE

8.1 Bank Accounts; Investments. The Board of Managers or officers of the Company may establish one or more bank accounts into which all Company funds shall be deposited. Funds deposited in the Company’s bank accounts may be withdrawn only to pay Company debts or obligations or to be distributed to the Members under this Agreement. Company funds, however, may be invested in such securities and investments as the Board of Managers or officers of the Company may select, until withdrawn for Company purposes. The funds of the Company may not be commingled with the assets of any other Person.

8.2 Books and Records. The officers of the Company, subject to the oversight of the Board of Managers, shall keep books of account and records relative to the Company’s business. The books shall be prepared in accordance with generally accepted accounting principles consistently applied. The cash method of accounting shall be used by the Company for income tax purposes. The Company’s books and records shall at all times be maintained at the principal business office of the Company or its accountants (and to the extent required by the Law, at the registered office of the Company) and such books and records (or copies thereof) shall be available for inspection at the principal office of the Company (or such other location as shall be determined by the Board of Managers) by the Members or their duly authorized representatives during reasonable business hours. The books and records shall be preserved for at least four (4) years after the term of the Company ends.

8.3 Determination of Profit and Loss; Financial Statements. All items of Company income, expense, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with, this Agreement for each Member for each Company fiscal year. Within ninety (90) days after the end of each Company fiscal year, the Board of Managers shall cause to be prepared and furnished to each Member of record as of the last day of such fiscal year, at the Company’s expense, unaudited financial statements of the Company for the preceding fiscal year, including, without limitation, a balance sheet, profit and loss statement, statement of cash flows and statement of the balances in the Members’ Capital Accounts, prepared in accordance with the terms of this Agreement and generally accepted accounting principles consistently applied. These financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Member, and will be furnished to any Member upon written request therefore. In addition, as soon as practicable, but in no event later than forty-five (45) days after the close of each fiscal quarter, except the last fiscal quarter of each fiscal year, the Board of Managers shall furnish to each Member of record on the closing date of that fiscal quarter a quarterly report for the fiscal quarter containing such financial and other information with respect to the Company as the Board of Managers deems appropriate. In addition, as soon as practicable, but in no event later than thirty (30) days after the end of each calendar month, except the last calendar month of each year, the Board of Managers shall furnish to each Member of record on the last day of that calendar month, a monthly report for the month containing such financial and other information with respect to the Company as the Members and the Board of Managers mutually agree to be appropriate.

8.4 Tax Returns and Information. The Members intend for the Company to be treated as a partnership, rather than as an association taxable as a corporation, for federal income tax purposes. The officers of the Company, subject to the oversight of the Board of Managers, shall prepare or cause to be prepared all Federal, state and local income and other tax returns which the Company is required to file and shall furnish such returns to the Members, together with any other information which any Member may reasonably request relating to such returns, within ninety (90) days after the end of each Company fiscal year.

8.5 Tax Audits; Tax Matters Member. Northstar Healthcare Acquisitions, LLC shall be the tax matters partner (the “TMP”) of the Company under section 6231(a)(7) of the Code. The TMP shall inform the Members of all matters which may come to his attention in his capacity as tax matters partner by giving the Members notice thereof within ten (10) days after becoming so informed. The TMP shall not take any action contemplated by sections 6222 through 6232 of the Code unless the TMP has first given the Members notice of the contemplated action and received the approval of a Required Interest of the Members to the contemplated action. This provision is not intended to authorize the TMP to take any action that is left to the determination of the individual Member under sections 6222 through 6232 of the Code.

8.6 Fiscal Year. The Company fiscal year shall be the calendar year.

ARTICLE IX.

BOARD OF MANAGERS

9.1 Management by the Board of Managers. Subject to the consent of the Members where required by this Agreement or by the Law, the Company will be managed by the Board of Managers. Unless otherwise set forth herein, all decisions relating to the business and affairs of the Company shall be made by Board of Managers. Except as otherwise expressly provided in this Agreement, all decisions required or permitted to be made by the Board of Managers under this Agreement may be made and any necessary action taken upon the majority vote of the Board of Managers. In making such decisions, the Board of Managers will exercise ordinary, prudent business judgment. All such decisions by the Board of Managers hereunder will be binding upon all of the Members. All approvals, consents, etc. required herein may be prospective or retroactive, unless otherwise specifically required by this Agreement or the Law.

In performing their respective duties hereunder, the officers of the Company and the Board of Managers shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of attorneys, accountants and other employees or agents of the Company who the officer or the Board of Managers member, as appropriate, reasonably believe to be reliable and competent in the matters presented.

9.2 No Control By Members. No Member (except a Member who may also be a Manager or officer, and then only in such capacity within the scope of his, her or its authority hereunder) will participate in or have any control over the Company business or will have any authority or right to act for or bind the Company. All Members hereby consent to the exercise by the Board of Managers of the powers conferred on the Board of Managers by this Agreement.

9.3 Number; Election. There shall be up to five (5) Managers of the Company who need not be Members or residents of the State of Texas. The number of Managers may be increased or decreased from time to time by amendment to this Agreement.

9.4 Appointment. The Class A Members and the Class B Member(s) shall be entitled to appoint at each annual meeting of the Members, five (5) Managers, in the aggregate, as set forth below:

(a) The Class A Member shall be entitled to appoint two (2) Managers (the “Class A Managers”). In appointing such Managers, the Class A Members will vote their shares in accordance with Section 9.9, and Managers will be appointed based on a plurality vote of the Class A Members voting.

(b) The Class B Member(s) shall be entitled to appoint three (3) Managers (the “Class B Managers”). In appointing such Managers, the Class B Member(s) will vote their shares in accordance with Section 9.9, and Managers will be appointed based on a plurality vote of the Class B Member(s) voting.

9.5 Board of Managers. The Board of Managers of the Company effective as of the date of this Agreement shall consist of the following Persons:

Name of Manager	Type of Appointee
Dirk Rodriguez, M.D.	Class A Appointee
Nirmal Jayaseelan, M.D.	Class A Appointee
Harry Fleming	Class B Appointee
Kenneth Efird	Class B Appointee
Donald Kramer, M.D.	Class B Appointee

Each of such individuals shall hold his office until his death, resignation or removal or until his successor shall thereafter have been duly elected and qualified. Each of the parties by signing this Agreement consents to the appointment of the initial Board of Managers as listed above, effective immediately as of the date of this Agreement.

9.6 Removal of Managers. The Class A Member(s) shall at all times have the right to cause the other Members to remove, with or without cause, any of the Class A Managers. The Class B Member(s) shall at all times have the right to cause the other Members to remove, with or without cause, any of the Class B Managers.

9.7 Vacancies.

(a) If a vacancy is created on the Board of Managers by reason of the death, disability, removal (in accordance with Section 9.6) or resignation of any one of the Board of Managers, the party which, under Section 9.4 is entitled to appoint the Manager whose death, disability, removal or resignation resulted in such vacancy shall be entitled to designate a new Manager in accordance with the procedures set forth in Section 9.4, and the remaining Board of Managers, if any, shall meet within ten (10) days after the date such vacancy occurs for the purpose of electing the designated new Manager to fill such vacancy.

(b) If the party entitled to appoint a Manager to fill any such vacancy shall fail to appoint a Manager within ten (10) days after the vacancy is created, such vacancy shall be filled with any individual selected by the vote of a Majority Interest of the Members.

9.8 Action by Members to Reconstitute Board of Managers. If at any time and for any reason the Board of Managers shall fail to be constituted as required by this Article IX, then, at the request of the Members holding at least ten percent (10%) of the Percentage Interests then outstanding, the Company shall cause a special meeting of Members to be held or shall act by written consent of Members without a meeting for the purpose of taking whatever action may be necessary to assure that the Board of Managers is constituted as set forth in this Article IX as promptly as practicable.

9.9 Certain Covenants. Each Member agrees to vote, in person or by proxy, all Interests over which he, she or it may exercise voting power, at any annual meeting of Members of the Company called for the purpose of voting on the election of Managers or to execute written consents of Members without a meeting with respect to the election of Managers to cause the individuals appointed to the Board of Managers in accordance with the applicable provisions of this Agreement to serve as the members of the Board of Managers. The Company shall use its best efforts to cause the individuals appointed to the Board of Managers in accordance with the applicable provisions of this Agreement to serve as the members of the Board of Managers. Each Member shall vote all Interests over which he, she or it may exercise voting power and shall take all other actions necessary and appropriate (including, without limitation, removing any Manager) to ensure that the Company’s Certificate of Formation (as amended) does not at any time conflict with the provisions of this Agreement.

9.10 Restrictions on Certain Board Actions. The Board of Managers shall not take any action with respect to any of the following matters except upon the prior approval of a Required Interest of the Members:

i.	Amend this Agreement (except as provided in Section 20.6);

ii.	Perform any act which would make it impossible to carry on the business of the Company;

iii.	Sell all or substantially all of the assets of the Company;

iv.	Dissolve the Company;

v.	Confess a judgment against the Company, except in connection with the settlement of an action or proceeding;

vi.	Change or reorganize the Company into any other legal form;

vii.	Grant loans to any employee, officer, Affiliate or Member of the Company;

viii.	Amend the Company’s Certificate of Formation;

ix.	Admit an Additional Member;

x.	Award and/or pay any compensation to any Manager as contemplated by Section 8.14 or any officer of the Company as contemplated by Section 9.7;

xi.	Form a subsidiary or acquire or exchange equity interests in another company or business activity;

xii.	Merge or consolidate with any other company;

xiii.	Amend or terminate that certain Management Services Agreement by and between the Company and Northstar Healthcare Management – Dallas, LLC;

xiv.	Change the number of Managers that may be appointed by any class of Units;

xv.	Establish any line of credit or credit facility for the benefit of the Company that contemplates the personal guarantee of any of the Members, as contemplated by Section 4.6;

xvi.	Do any act in contravention of this Agreement;

xvii.	Elect to have the Company participate in Medicare, Medicaid or any other federal or state health care program;

xviii.	Request that any Member contribute any cash in excess of such Member’s initial Capital Contribution;

xix.	Determine that an Adverse Terminating Event has occurred with respect to a Member;

xx.	Approve the tax matters partner taking any action contemplated by Code Sections 6222 through 6232, as provided in Section 8.5;

xxi.

Adopt any capital improvement plan with respect to the Surgery Center or, in any fiscal year, approve any single capital expenditure of at least $50,000 or multiple capital expenditures of an aggregate of $100,000 or more; or

xxii.	Amend this Agreement.

The limitations in this Section 9.10 shall not be applicable to the Board of Managers or any Liquidator in winding up and liquidating the business of the Company under Article XVI.

9.11 Meetings of the Board of Managers. Meetings of the Board of Managers may be called by any Manager or the President. The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Managers not less than three (3) and not more than thirty (30) days prior to the date of the meeting. Except as otherwise expressly provided in this Agreement or required by the express provisions of the Law, the majority vote of the Managers shall control all decisions for which the vote of the Board of Managers is required hereunder. Only the attendance of all Managers at a meeting of the Board of Managers shall constitute a quorum. The presence of any Manager at a meeting shall constitute a waiver of notice of the meeting with respect to such Manager, unless such Manager is present solely to challenge the validity of the meeting. The Managers may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A Manager’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

9.12 Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Board of Managers may be taken without a meeting if a consent in writing setting forth the action so taken is approved by all of the Managers, which consent may be executed in multiple counterparts. In the event any action is taken pursuant to this Section 9.12, it shall not be necessary to comply with any notice or timing requirements set forth in Section 9.11.

9.13 Presumption of Assent. A Manager who is present at a meeting of the Board of Managers at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered into the minutes of the meeting or unless he or she shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of any such action.

9.14 Liability. The Managers shall perform their duties under this Agreement with ordinary prudence and in a manner reasonable under the circumstances. A Manager shall not be liable to the Company or the Members for any loss or liability caused by any act, or by the failure to do any act, unless such loss or liability arises from the Manager’s intentional misconduct, gross negligence or fraud. In no event shall any Manager be liable by reason of a mistake in judgment made in good faith, or action or lack of action based on the advice of legal counsel.

9.15 Compensation. The Managers shall be entitled to receive such compensation, if any, from the Company for services rendered on behalf of or for the benefit of the Company as shall be determined from time to time the Board of Managers.

9.16 Surgery Center Medical Governing Board.

(a) Formation and Authority. The Board of Managers shall form, or cause to be formed, the Surgery Center’s Medical Governing Board (the “Governing Board”) which shall be responsible for, and is authorized to take all reasonable actions in the carrying out of, (i) controlling, establishing and carrying out the professional, medical and ethical policies of the Surgery Center, including but not limited to admission of staff physicians, health care practitioners and health care affiliates; and (ii) together with the Administrator (herein defined), making, establishing and carrying out employment and operating policies of the Surgery Center. The medical practice conducted in the Surgery Center shall be under the supervision of the Surgery Center’s medical staff (the “Medical Staff”) and shall be conducted in accordance with the highest standards of medical ethics and professional competence. The facilities of any such Surgery Center shall be available only to physicians, health care practitioners and health care affiliates meeting such standards. At all times, the Governing Board shall be governed by the terms of this Agreement. In addition thereto, the Governing Board shall authorize and adopt procedures for its own management, in its sole discretion. Such procedures shall provide rules for the formation of committees, regular meetings and keeping of a permanent record of the meetings of the Board of Trustees. Such procedures shall also provide for the giving of adequate notice of meetings and for a fair and just procedure to be followed in the processing of applications for membership to the Medical Staff and in the reaching of evidentiary and judgmental determinations as to the actions of any member of the Medical Staff. The procedures shall further provide that all action taken by the Governing Board shall be reported to the Board of Managers. The Governing Board shall be comprised of at least six (6) voting members and one (1) non-voting member. Five (5) voting members shall be appointed by a plurality of the Class A Members and one (1) voting member shall be appointed by a plurality of the Class C Members; provided, however, that each voting member of the Governing Board must be a Physician. The practice administrator, or equivalent administrator, of the Surgery Center (the “Administrator”) shall serve as the non-voting member of the Governing Board. All responsibilities granted to the Governing Board under this Agreement shall be exercised by the Governing Board as a body, and no member of the Governing Board, acting alone, shall have the authority to act on behalf of the Governing Board.

(b) Service on Governing Board; Terms; Removal. Each voting member appointed to serve on the Governing Board shall serve for a term of one (1) year and thereafter until his or her successor is appointed, unless he or she sooner resigns or is removed in the manner described below. Any vacancy occurring for any reason in the members of the Governing Board to be appointed by the Class A Members or the Class C Members shall be filled by the Class A Members or the Class C Members, as applicable. A member of the Governing Board appointed to fill a vacancy shall be appointed for the unexpired term of his or her predecessor in office. A member of the Governing Board appointed by the Class A Members may be removed at any time, with or without cause, only by the Class A Members. A member of the Governing Board appointed by the Class C Members may be removed at any time, with or without cause, only by the Class C Members.

9.17 Governing Board. The members of the Governing Board of the Company effective as of the date of this Agreement shall consist of the following Persons:

Name of Appointee	Type of Appointee
Nirmal Jayaseelan, M.D.	Class A Voting Member
Clayton Frenzel, M.D.	Class A Voting Member
Dirk Rodriguez, M.D.	Class A Voting Member
To be determined	Class A Voting Member
To be determined	Class A Voting Member
Nick Nicholson, M.D.	Class C Voting Member
Kenneth Efird	Non-Voting Member

9.18 Marketing Committee.

(a) Formation and Authority. The Board of Managers shall form, or cause to be formed, an advisory marketing committee (the “Marketing Committee”) which is charged with reviewing and recommending to the Board of Managers, the Company’s yearly marketing budget, strategies and projections for marketing funds, utilization of such funds and other marketing-related duties that the Board of Managers may assign from time-to-time. Unless called into a special session by the Board of Managers, the Marketing Committee will meet only once a quarter and will make its recommendations to the Board of Manager no later than three (3) business days after each such quarterly meeting. The Marketing Committee shall be comprised of at least five (5) members, two (2) of whom will be appointed by the Class A Members, two (2) of whom will be appointed by the Class B Member and one (1) of whom will be appointed by the Class C Members. All responsibilities granted to the Marketing Committee under this Agreement shall be exercised by the Marketing Committee as a body, and no member of the Marketing Committee, acting alone, shall have the authority to act on behalf of the Marketing Committee. In no event shall the Marketing Committee have the authority to act on behalf of, or to bind in any way, the Company.

(b) Service on Marketing Committee; Terms; Removal. Each individual appointed to serve on the Marketing Committee shall serve for a term of one (1) year and thereafter until his or her successor is appointed, unless he or she sooner resigns or is removed in the manner described below. Any vacancy occurring for any reason in the member of the Marketing Committee to be appointed by the Class A Members shall be filled in the same manner. Any vacancy occurring for any reason in the members of the Marketing Committee to be appointed by the Class A Members shall be filled by the Class A Members. A member of the Marketing Committee elected or appointed to fill a vacancy shall be appointed for the unexpired term of his or her predecessor in office. A member of the Marketing Committee appointed by the Class B Members may be removed at any time, with or without cause, by Class B Member(s). A member of the Marketing Committee appointed by the Class A Members may be removed at any time, with or without cause, by the Class A Members. A member of the Marketing Committee appointed by the Class C Members may be removed at any time, with or without cause, by the Class C Members.

9.19 Marketing Committee. The members of the Marketing Committee of the Company effective as of the date of this Agreement shall consist of the following Persons:

Name of Appointee	Type of Appointee
Dirk Rodriguez, M.D.	Class A
Clayton Frenzel, M.D.	Class A
Kenneth Efird	Class B
Nicole Morrison	Class B
Nick Nicholson, M.D.	Class C

ARTICLE X.

OFFICERS

10.1 Officers. If the Board of Managers determines the Company should have officers, the officers of the Company shall be elected by a majority vote of the Managers; provided, however, that election of the President shall also require approval by a Required Interest of the Members. An officer of the Company may also be a Manager. The Board of Managers may choose a President, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Secretary, one or more Assistant Secretaries and such other officers as the Board of Managers may determine. Any two or more offices may be held by the same individual.

10.2 President. The President shall be the principal executive officer of the Company and, subject to the control of the Board of Managers, shall in general supervise and control all of the business and affairs of the Company. He or she shall, when present, preside at all meetings of the Members. He or she may sign any contracts or other instruments except those which shall be required by law, by this Agreement or by the Board of Managers to be otherwise signed or executed; and in general shall perform all duties as may be prescribed by the Board of Managers from time to time. The initial President of the Company shall be Kenneth Efird.

10.3 Vice Presidents. Each Vice President shall have such powers and duties as the Board of Managers or the President may prescribe or delegate to him or her.

10.4 Chief Operating Officer. The Chief Operating Officer shall, subject to the control of the Board of Managers and the President, supervise and control the day-to-day administrative affairs of the Company. He or she may sign any contracts or other instruments except those which shall be required by law, by this Agreement or by the Board of Managers or the President to be otherwise signed or executed; and in general shall perform all duties as may be prescribed by the Board of Managers and the President from time to time.

10.5 Chief Financial Officer. The Chief Financial Officer shall, subject to the control of the Board of Managers and the President, have the custody of the Company’s funds, shall keep full and accurate accounts of receipts and disbursements, and shall deposit all monies in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers or the President. The Chief Financial Officer shall also have the duties and responsibilities as the treasurer of the Company and shall disburse the funds thereof as may be ordered by the Board of Managers or the President. He or she shall render to the Board of Managers at its regular meetings, or at such other times as the Board of Managers so requires, an account of all his or her transactions as Chief Financial Officer, and of the financial condition of the Company. The Chief Financial Officer shall perform such other duties and have such other powers as the Board of Managers or the President may from time to time prescribe.

10.6 Secretary. The Secretary shall: (i) prepare and keep the minutes of the meetings of the Board of Managers and the Members in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (iii) be custodian of the Company records; (iv) keep a register of the post office address of each Member; (v) have general charge of the membership books of the Company; (vi) authenticate records of the Company; and (vii) in general perform all duties incident to the office of the Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Managers. In the absence of the Secretary, or in the event of his or inability or refusal to act, the Assistant Secretary, if any, shall perform all duties incident to the office of the Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Managers.

10.7 Compensation. The officers of the Company shall be entitled to receive such compensation, if any, from the Company for services rendered on behalf of or for the benefit of the Company as shall be determined from time to time by the Board of Managers and approved by a Required Interest of the Members. In addition, each officer of the Company shall be reimbursed at any reasonable time and from time to time for all out-of-pocket costs and expenses that such officer incurs in connection with performing services as an officer of the Company.

10.8 Removal and Vacancies. Each officer of the Company shall hold office until his or her successor is chosen and qualified in his or her stead or until his or her death or until his or her resignation or removal from office. Any officer elected by the Board of Managers may be removed either for or without cause by the Board of Managers, but such removal shall be without prejudice to the contract rights, if any, of the individual so removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Managers.

ARTICLE XI.

RIGHTS, STATUS AND COVENANTS OF MEMBERS

11.1 General. Except to the extent expressly otherwise provided in this Agreement, the Members shall not take part in the management or control of the Company business, or sign for or bind the Company, such powers being vested exclusively in the officers and the Board of Managers.

11.2 Voting Rights. The Members shall have the right to vote on all Company matters specified under the Law. Except as otherwise expressly provided in this Agreement, any matter submitted to a vote of the Members hereunder shall require the approval of a Majority Interest of the Members in order to be properly approved. When voting, Members shall not vote per capita, but based upon the Percentage Interest held by each Member.

11.3 Limitation of Liability/Fiduciary Duties. Except as otherwise specified in Article IV of this Agreement or the Law, no Member shall have any personal liability whatever, solely by reason of his, her or its status as a Member of the Company, whether to the Company, the Board of Managers or any creditor of the Company, for the debts of the Company or any of its losses beyond the amount of the Member’s obligation to contribute his, her or its Capital Contribution to the Company. Unless otherwise required by law or pursuant to Section 9.14 of this Agreement (which governs the duties of Managers who may be Members), no Member shall owe a fiduciary duty to another Member.

11.4 Bankruptcy; Death; Etc. None of the Bankruptcy, death, disability, declaration of incompetence or incapacity, or dissolution of a Member shall dissolve the Company, but the rights of a Member to share in the Profits and Losses of the Company and to receive distributions of Company funds shall, on the happening of such an event, devolve upon the Member’s estate, legal representative or successor in interest, as the case may be, subject to this Agreement, and the Company shall continue as a limited liability company under the Law. The Member’s estate, representative or successor in interest shall be entitled to receive distributions and allocations with respect to such Member’s interest in the Company and shall be liable for all of the obligations of the Member. Furthermore, the Member’s estate, representative or successor in interest shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company and shall not be entitled to any of the rights of a member under the Law or this Agreement unless such estate, representative or successor in interest is admitted to the Company as a Substitute Member in accordance with Section 14.2.

11.5 Other Activities of the Members.

(a) Rights of Members. Each Member will be free to own or otherwise participate directly or indirectly in the ownership or operation of any activity of any Person subject to the provisions of Sections 11.5(b) and (c) below. Neither the Company nor any Member shall have any rights, by virtue of this Agreement, in or to the other business ventures of any other Member (or any officers, directors, employees or Affiliates of any Member) or to the income or profits derived therefrom by any such Persons.

(b) Restrictions on Members. Each Member acknowledges that the Company will provide to each Member confidential and proprietary information, including without limitation, information regarding its vendors, employees, insurance arrangements, sales, purchasing, pricing, services, computer programs, operations, marketing plans and financial performance, which has not been previously provided to the Member. Each Member understands and agrees that while he, she or it is a Member and prior to the dissolution or termination of the Company for any reason, he, she or it will not, directly or indirectly, knowingly use or disclose any Confidential Information (as hereinafter defined) for any reason other than for the advancement of the Company’s business. “Confidential Information” shall mean any information relating to the Company’s business (whether proprietary or otherwise) not generally known to the health care industry or known by a Member otherwise than as a consequence of or through his, her or its association with the Company and treated by the Company as being confidential, including, but not limited to, medical staff information, treatment techniques, referral lists, employee data, insurance billing information, research, marketing, patient and customer lists and other patient and customer information, databases, financing sources, methods, techniques and systems, all of which shall be deemed by the Company as being Confidential Information. In consideration for the commitments made by the Company herein to each Member in this Agreement regarding the Member’s association with the Company and receipt of the Confidential Information, each Member agrees to the restrictions set out in this Section 11.5(b) .

(c) Limitations on Restrictions. The Obligations set forth in Section 11.5(b) hereof shall not apply, or shall terminate, with respect to any portion of the Company’s Confidential Information which: (i) was in a Member’s possession, free of any obligation of confidence, prior to the Agreement, as may be proven by written documentation; (ii) is already in the public domain at such time the Company communicates the Confidential Information to a Member, or becomes available to the public through no breach if this Agreement prior to communication by Member; (iii) is received independently from a third party who is free to disclose such information to Member; (iv) is disclosed by a Member to a third party with the express prior written permission of the Company; and/or (v) is disclosed by a Member in order to satisfy any legal requirement of any competent government body; provided, however, when practical Member shall advise the Company prior to making any disclosure, or if not practical, Member shall advise the Company immediately following such disclosure.

(d) Additional Restrictions. In addition to the restrictions set forth above with respect to the use and/or dissemination of Confidential Information, each Physician Class A Member and each Physician Class C Member (which, for further clarity, includes any individual who owns or controls a Physician Class A Member or a Class C Member which is an entity), recognizes and agrees that certain additional restrictions are necessary to protect the Company’s patient base, good will, Confidential Information, and other business interests. Each Physician Class A Member and each Class C Member expressly agrees that while he, she or it is a Member, and for twelve (12) months thereafter, neither such Physician Class A Member, such Physician Class C Member, nor any of his, her or its Affiliates shall, directly or indirectly, have any financial interest in (in any manner, including, but not limited to, equity, debt or bond financing) or participate in any manner in the ownership, management, operation or control of any Competing Business without the prior written consent of the Board of Managers. Notwithstanding anything to the contrary in this Section 11.5, no Physician Class A Member nor Class C Member will be in violation of this Section 11.5(d) if, (i) as to any Member being admitted on the date hereof, such Member or any Affiliate thereof had a financial interest in a Competing Business on or before the Effective Date, and such Physician Class A Member or Physician Class C Member provided written notice thereof to the Board of Managers prior to his, her or its admission as a Member; (ii) as to any Physician Class A Member or Physician Class C Member admitted after the date hereof, such Physician Class A Member or Physician Class C Member or any Affiliate thereof had a financial interest in a Competing Business on or before the date such Physician Class A Member or Physician Class C Member is admitted to the Company as a Member and such Physician Class A Member or Physician Class C Member provided written notice thereof to the Board of Managers prior to his, her or its admission as a Member; and (iii) a Physician Class A Member or Physician Class C Member personally performs minor procedures in his or her office for which no separate facility fee or “payment differential” is charged and that are the types of procedures that have been performed in such Member’s office during the twelve (12) months prior to such Member’s initial acquisition of an Interest. Nothing in this Section 11.5(d) is intended to prevent a Physician Class A Member or Physician Class C Member from (i) practicing medicine, (ii) being a member of the medical staff of any hospital or other health care facility, or (iii) referring patients to any surgery center, hospital or other health care facility.

(e) Injunctive Relief; Severability. In the event of an actual or threatened breach by any Member of Section 11.5(b) or Section 11.5(d), the Board of Managers shall be entitled to an injunction in any appropriate court in Dallas County, Texas, or elsewhere, restraining the actual or threatened breach by such Member. If a court shall hold that the duration and/or scope (geographic or otherwise) of the agreement contained in Section 11.5(d) is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of Section 11.5(d), and as so modified, Section 11.5(d) of this Agreement shall be as fully enforceable as if set forth herein by the parties in the modified form. Nothing herein stated shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

11.6 Compliance with Texas Business and Commerce Code Section 15.50.

(a) The Members acknowledge and agree that Section 11.5(c) of this Agreement does not prohibit any Physician from providing care and treatment (including continuing care and treatment) to any patient of any Physician at any location during or after the term of this Agreement. Accordingly, the Members further agree that Section 15.50 of the Texas Business and Commerce Code (“TBCC Section 15.50”) does not apply to this Agreement. Nevertheless, to the extent the Company has custody or control of the identity and/or records of the patients a Member (or Physician owner thereof) treated during the term of this Agreement, such Member (or Physician owner thereof) shall have access to such medical records of such Member’s (or Physician owner’s) patients upon authorization of the patient and any copies of medical records for a reasonable fee, as established by the Texas State Board of Medical Examiners, subject to lawful policies and procedures of the Company relating to medical records and patient identifying information. Moreover, Section 11.5(c) does not deny access to a list of patients seen or treated by any Physician. Any access to a list of patients or to patients’ medical records furnished pursuant to this provision after termination of this Agreement, or after a Member ceases to be a Member, shall not require such list or records to be provided in a format different from that by which such records are then maintained, except with the mutual consent of the Company and the affected Member (or Physician owner thereof). The maintenance of records will be subject to the Company’s document retention and destruction policies as in effect from time to time.

(b) Since this Agreement does not restrict Physicians in the care and treatment of patients, it is not the intention of the Company or the Member to permit any Member to “buy out” the non-ownership and non-affiliation covenants set forth in Section 11.5(c) . However, if a court of competent jurisdiction or arbitrator appointed and serving in accordance with the terms and conditions of this Agreement determines that Section 11.5(c) will not be enforceable unless a buy-out is established as contemplated by TBCC Section 15.50(b), the Company and the Members agree that a reasonable price for the buyout shall be, in respect of each applicable Member, the greater of (i)Twenty-Five Thousand Dollars ($25,000) for each Unit then owned by the applicable Member, or (ii) the Fair Market Value Price of the Interest then owned by such Member. In addition, upon any such buy-out, the Interest of the Member that exercises any buy-out under TBCC Section 15.50(b) shall automatically be forfeited by such Member and shall revert to the Company. This Section 11.6(b) is intended to apply if, and only if, in the absence of this provision, an appropriate court or arbitrator would render any non-ownership or non-affiliation covenant set forth in Section 11.5(c) unenforceable and/or void. Otherwise, this Section 11.6(b) shall have no force or effect whatsoever. If this Section 11.6(b) applies to a Member, and all requirements hereof (including payment of all amounts due and forfeiture of the applicable Interest) are complied with, then the covenants of Section 11.5(c) shall not be enforced with respect to the particular Physician Class A Member (or Physician owner thereof).

ARTICLE XII.

MEETINGS AND VOTING

12.1 Meetings of the Members. Meetings of the Members may be called by the Board of Managers and shall be promptly called upon the written request of any one or more Members who own in the aggregate ten percent (10%) or more of the aggregate Interests owned by all Members. The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Members not less than ten (10) and not more than thirty (30) days prior to the date of the meeting. Members may vote in person or by proxy at such meeting.

Except as otherwise expressly provided in this Agreement or required by the express provisions of the Law, the vote of a Majority Interest of the Members shall control all decisions for which the vote of the Members is required hereunder. Each Member’s voting power shall be the same as that Member’s Percentage Interest at the time of the vote. The presence of any Member at a meeting shall constitute a waiver of notice of the meeting with respect to such Member, unless such Member is present solely to challenge the validity of the meeting. The Members may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A Member’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

12.2 Vote By Proxy. Each Member may authorize any Person to act on the Member’s behalf by proxy on all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member authorizing such proxy or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable by the Member executing the same.

12.3 Conduct of Meeting. Each meeting of Members shall be conducted by the President or any Manager. The meeting shall be conducted pursuant to such rules as may be adopted by the Board of Managers or the Person conducting the meeting.

12.4 Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is approved by either a Majority Interest or a Required Interest, as appropriate, which consent may be executed in multiple counterparts. In the event any action is taken pursuant to this Section 12.4, it shall not be necessary to comply with any notice or timing requirements set forth in Section 12.1. Prompt written notice of the taking of any action without a meeting shall be given to the Members who have not consented in writing to such action.

12.5 Closing of Transfer Record; Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Members, any reconvening thereof, or to act by consent, the Board of Managers may provide that the transfer record shall be closed for at least ten (10) days immediately preceding such meeting (or such shorter time as may be reasonable in light of the period of the notice) or the first solicitation of consents in writing. If the transfer record is not closed and if no record date is fixed for determining the Members entitled to notice of or to vote at a meeting of Members or by consent, the date on which the notice of the meeting is mailed or the first written consent is received by the Board of Managers shall be the record date for such determination.

ARTICLE XIII.

INDEMNIFICATION AND INSURANCE

13.1 Indemnification. To the fullest extent permitted by law, the Company (but not the Members) will indemnify each Member, its Affiliates, the directors, officers, employees and agents of each Member or its Affiliates, and each Manager, officer, employee and agent of the Company (each an “Indemnified Party” and collectively the “Indemnified Parties”), and save and hold each Indemnified Party harmless, from and in respect of (i) all fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against an Indemnified Party (including any claim, action or demand arising under common law or statute), including attorneys’ fees, that arise out of or in any way relate to the Company or its subsidiaries, or their respective properties, business or affairs, or that arise by reason of any of them being a Manager, director, officer, employee or agent of a Member or the Company (provided, that, in such capacity, such Person was performing services on behalf of the Company) or a director, officer, employee or agent of any Affiliate of a Member (whether or not such Person continues to serve in such capacity at the time such claim, action or demand is brought or threatened; and provided, that, in such capacity, such Person was performing services on behalf of the Company), (ii) all claims, actions and demands and any resulting losses or damages (including all claims, actions and demands arising under common law or statute), including amounts paid in settlement or compromise of any claim, action or demand; provided, however, that this indemnity will be available to an Indemnified Party only if such Indemnified Party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, (iii) all fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against any Member (including any claim, action or demand arising under common law or statute), including attorneys’ fees, that arise out of or in any way relate to a breach of any non-competition agreement that the Member may be a party to at the time this Agreement is signed, and (iv) all fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against any Member (including any claim, action or demand arising under common law or statute), including attorneys’ fees, for tortious interference with any contract that such Member may be a party to at the time this Agreement is signed. By signing this Agreement, the Indemnified Party covenants that he or she has not attempted to induce any Member to violate a non-competition agreement that the other Member may be a party to at the time this Agreement is signed. The foregoing is intended to satisfy any requirements of applicable law that indemnification be authorized prior to indemnifying any Person. The foregoing right of indemnification will be in addition to any rights to which the Indemnified Parties may otherwise be entitled under the Law or otherwise and will inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each Indemnified Party.

13.2 Expenses. The Company shall pay the expenses incurred by an Indemnified Party in defending a civil or criminal action, suit or proceeding, other than an action brought by the Company, upon receipt of an undertaking by the Indemnified Party to repay payments made by the Company if the Indemnified Party is determined not to be entitled to indemnification as provided herein. The Board of Managers will have the power on behalf of the Company to indemnify, on terms generally consistent with this Article XIII, any other Person who serves at the request of a Member as a director, officer, employee or agent of, an Affiliate of the Company or a Member or Manager, against any liabilities that may be incurred by reason of the Person’s being an officer, employee or agent of, an Affiliate of the Company or a Member or Manager. Any right of indemnity granted under this Article XIII may be satisfied only out of the assets of the Company and no Member will be personally liable with respect to any claim for indemnification.

13.3 Insurance. The Company shall purchase and maintain insurance in reasonable amounts on behalf of the Company, as determined by the Board of Managers, and the Indemnified Parties against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability. The Company may purchase and maintain insurance for the protection of any Indemnified Party against similar liabilities, whether or not the Company has the power to indemnify such Person against such liabilities.

13.4 No Third-Party Beneficiaries. The indemnification provided in this Article XIII is for the benefit of the Indemnified Parties and their respective executors, administrators, personal representatives, successors and assigns, and shall not be deemed to create any right to indemnification for any other Persons.

13.5 Savings Clause. If all or any portion of this Article XIII shall be invalidated on any ground by a court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless a Person to be indemnified pursuant to this Article XIII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article XIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XIV.

TRANSFER OF INTERESTS AND SUBSTITUTE/ADDITIONAL MEMBERS

14.1 Transfers by Members. Except for a transfer to the heirs of a Member upon the death of such Member, and except as otherwise set forth in this Article XIV and in Article XV, a Member may not sell, assign, transfer, pledge or hypothecate all or any part of his, her or its Interest without the prior written consent of the Board of Managers. The Board of Managers may withhold their consent to any transfer for which such consent is required, with or without reasonable cause. If a Member receives the prior consent of the Board of Managers he, she or it may sell his, her or its Interest if the following conditions are satisfied or waived:

(a) The sale, transfer or assignment, when aggregated with any prior sales, transfers or assignments of Interests, would not result in (i) the termination of the Company pursuant to section 708 of the Code, or (ii) the Company being treated as a “publicly traded partnership” for Federal income tax purposes;

(b) The Member and his, her or its transferee execute, acknowledge and deliver to the Board of Managers such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the Board of Managers;

(c) Unless waived in writing by the Board of Managers, the Member delivers to the Board of Managers an opinion of counsel satisfactory to the Board of Managers, covering such securities and tax laws (including the inapplicability of subparagraph (a) of this Section 14.1) and other aspects of the proposed transfer as the Board of Managers may reasonably request; and

(d) The Member has furnished to the transferee a written statement showing the name and taxpayer identification number of the Company in such form and together with such other information as may be required under section 6050K of the Code and the Regulations thereunder.

Any Member who thereafter sells, assigns or otherwise transfers all or any portion of his, her or its Interest shall promptly notify the Board of Managers of such transfer and shall furnish to the Board of Managers the name and address of the transferee and such other information as may be required under section 6050K of the Code and the Regulations thereunder.

14.2 Substitute Member. No Person taking or acquiring, by whatever means, the Interest of any Member, shall be admitted as a Substitute Member without the prior approval of the Board of Managers at the time the proposed Transfer is being considered for approval. In addition, no Person shall be admitted as a Substitute Member unless such Person:

(a) Elects to become a Substitute Member by delivering notice of such election to the Company; and

(b) Executes, acknowledges and delivers to the Company such other instruments as the Board of Managers may deem necessary or advisable to effect the admission of such Person as a Substitute Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement.

14.3 Basis Adjustment. Upon the Transfer of all or part of an Interest, at the request of the transferee of the Interest, the Board of Managers may, in its sole discretion, cause the Company to elect, pursuant to section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Company properties as provided by sections 734 and 743 of the Code.

14.4 Admission of Additional Members. The Board of Managers with the approval of a Required Interest of the Members is authorized to issue additional Interests in the Company and to admit additional Persons to the Company as Additional Members, which in all instances shall comply with applicable securities laws. The Board of Managers shall have discretion in determining the consideration (which must be fully paid in cash or property at the time of subscription), and the terms and conditions with respect to the Company for admitting Additional Members. The Board of Managers will not permit any Person to become an Additional Member unless such Person certifies in writing to the Board of Managers that the Person agrees to be bound by the terms of this Agreement. The Board of Managers shall do all things necessary to comply with the Law and is authorized to do all things it deems to be necessary or advisable in connection with the Company for admitting any Additional Member, including, but not limited to, complying with any statute, rule, regulation or guideline issued by any Federal, state or other governmental agency.

14.5 Transfer Procedures. The Board of Managers is authorized to establish a transfer procedure consistent with this Article XIV to ensure that all conditions precedent to the admission of a Substitute Member or Additional Member have been complied with.

14.6 Invalid Transfer. No Transfer of an Interest that is in violation of this Article XIV shall be valid or effective, and the Company shall not recognize any improper Transfer for the purposes of making allocations, payments of profits, return of Capital Contributions or other distributions with respect to such Interest, or part thereof. The Company may enforce the provisions of this Article XIV either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed Transfers not in accordance with this Article XIV.

14.7 Distributions and Allocations in Respect of a Transferred Interest. If any Member Transfers any part of his, her or its Interest during any accounting period in compliance with the provisions of this Article XIII, Company income, gain, deductions and losses attributable to such Interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the appropriate accounting period in accordance with Code section 706(d), using the daily proration method. All Company distributions on or before the effective date of such Transfer shall be made to the transferor, and all such Company distributions thereafter shall be made to the transferee. Solely for purposes of making Company tax allocations and distributions, the Company shall recognize a Transfer on the day following the day of Transfer. Neither the Company nor the Board of Managers shall incur any liability for making Company allocations and distributions in accordance with the provisions of this Section 14.7, whether or not the Board of Managers or the Company have knowledge of any Transfer of any Interest or part thereof where the transferee is not admitted as a Substitute Member.

14.8 Additional Requirements of Admission to Company. No Transfer of an Interest shall be effective or valid and no Person shall be admitted as a Member if such Transfer or admission would have the effect of causing the Company to be re-classified for Federal income tax purposes as an association (taxable as a corporation under the Code), or would violate any Healthcare Law (or any rule or regulation thereunder), or would not meet applicable exemptions from securities registration and securities disclosure requirements provided under Federal and state securities laws.

14.9 Amendment to Exhibit A. The Board of Managers shall amend Exhibit A attached to this Agreement from time to time to reflect the admission of any Substitute Member, or Additional Member, or the increase, reduction or termination of any Member’s Interest, Units and Percentage Interest.

ARTICLE XV.

LIQUIDATION OF INTERESTS

15.1 Company’s Right of First Refusal. Subject to the restrictions on transfer set forth in Article XIV, if any Member receives or obtains an offer from a Person to acquire in any manner all or any part of his, her or its Interest, which offer the Member intends to accept, the Member shall promptly notify the Board of Managers in writing of the offer received, including the name of the offeror, the Interest offered to be purchased, the proposed purchase price and the other terms and conditions of the offer. The Company shall have the option for a period of sixty (60) days from the day the Board of Managers receive notice of such offer to exercise its right to purchase such Member’s Interest on the same terms and conditions contained in the offer. The Company may exercise its option by notifying the Member proposing to sell prior to the end of such sixty (60) day period of its exercise of the option and shall thereafter purchase such Member’s Interest within five (5) days following the expiration of such sixty (60) day period (unless such exercise is subsequently revoked). If the Company fails to, or indicates in writing that it will not, exercise the option within the period provided, or if the Company exercises the option but fails to effect the purchase within the prescribed five (5) day period, the Member in accordance with and subject to the provisions of Article XIV, may convey or dispose of the part of the Member’s Interest that was the subject of the offer but only at the price, terms and conditions, and to the party specified in the offer notice to the Board of Managers. If terms and conditions more favorable to the proposed purchaser than, or in any material manner different from, those offered to the Company should be agreed to by the Member, the Company shall again have the option to purchase the selling Member’s Interest which is subject to the more favorable or different purchase terms in accordance with this Section 15.1. Neither the Board of Managers nor the Company shall be liable or accountable to any Member which attempts to transfer his, her or its Interest for any loss, damage, expense, cost, or liability resulting from the Company’s exercise or failure to exercise the purchase option under this Section 15.1, delay in notifying the Member of the Company’s intention not to exercise the purchase option, or its enforcement of the requirements of this Section 15.1 in the event that it elects not to exercise the purchase option. The Company’s failure to exercise the purchase option or to indicate in writing that it is electing not to exercise the option shall not be deemed a consent to allow any third party transferee to become a Substitute Member, such consent being controlled by the provisions of Section 14.2.

15.2 Occurrence of Terminating Event or Adverse Terminating Event.

(a) In the event a Terminating Event shall occur with respect to any Physician Class A Member or Physician Class C Member (which, for purposes of this Article XV, includes any Physician who owns or controls a Physician Class A Member or Physician Class C Member which is an entity), such Physician Class A Member or Physician Class C Member or the Member’s successor or other legal representative shall give written notice thereof to the Company within thirty (30) days of the occurrence of such Terminating Event. Except as otherwise provided herein, upon the receipt of such notice, the Company shall have the right, but not the obligation, for the ensuing sixty (60) days to exercise its right to purchase such Physician Class A Member’s or Physician Class C Member’s Units. If the Company has not received written notice of a Terminating Event with respect to any Member as required under this Section 15.2(a), the Company will have the right to exercise its right to purchase such Physician Class A Member’s or Physician Class C Member’s Units for sixty (60) days after the Board of Managers has actual knowledge of the occurrence of any such event and gives written notice thereof to the Physician Class A Member or Physician Class C Member or Member’s successor or other legal representative. Notwithstanding anything to the contrary in this Agreement, the failure of a Physician Class A Member or Physician Class C Member to notify the Company of the occurrence of a Terminating Event as required under this Section 15.2(a) shall not constitute the occurrence of an Adverse Terminating Event. In the event the Company elects to purchase the Units of a Physician Class A Member or Physician Class C Member pursuant to this Section 15.2(a), the Company shall consummate such purchase within the five (5) day period following the expiration of the sixty (60) day exercise period (unless such exercise is subsequently revoked) pursuant to the terms set forth in Sections 15.3(a) and (c).

(b) In the event the Board of Managers and a Required Interest of Members determines that an Adverse Terminating Event has occurred with respect to any Class A Member or Class C Member (which, for purposes of this Article XV, includes any Physician who owns or controls a Physician Class A Member or Physician Class C Member which is an entity), (i) the Company shall give written notice thereof to such Physician Class A Member or Physician Class C Member, and (ii) such Physician Class A Member or Physician Class C Member shall cease to be a Member and shall be deemed to have immediately withdrawn from the Company as of the date that the Board of Managers and a Required Interest of Members determined that such Adverse Terminating Event had occurred with respect to such Physician Class A Member or Physician Class C Member. Within sixty (60) days after the date of such Adverse Terminating Event, the Company shall purchase such former Physician Class A Member’s or former Class C Member’s Units pursuant to the terms set forth in Sections 15.3(b) and (c).

15.3 Payment for Interest.

(a) If any Physician Class A Member’s or Physician Class C Member’s Units are purchased because of the occurrence of a Terminating Event, the amount the Company will pay for the Units owned by such Member shall be equal to the Fair Market Value Price as of the day on which the sixty (60) day exercise period began to run.

(b) If the Company purchases any former Physician Class A Member’s or Physician Class C Member’s Units as a result of an Adverse Terminating Event, the amount to be paid by the Company to such former Physician Class A Member or Physician Class C Member shall be equal to the greater of (i) the Investment Price or (ii) $100.00 per Class A Unit or Class C Unit, as applicable.

(c) If the Company purchases any Physician Class A Member’s or Physician Class C Member’s Units as provided in this Section 15.3, the Company shall pay any such amounts owed therefor to such Member or his, her or its successor in interest in a lump sum or, at the discretion of the Board of Managers, in up to twenty-four (24) equal monthly payments, with interest accruing at the Prime Rate on the unpaid principal balance. If the Board of Managers exercises its discretion to pay for Units in monthly installments, the first such installment will be paid to the Physician Class A Member or Physician Class C Member, or his, her or its successor in interest on the first day of the month after thirty (30) days have expired since the Physician Class A Member’s or Physician Class C Member’s Units have been purchased. Each subsequent installment shall be paid on the first day of each successive month until the full amount owed to the Physician Class A Member or Physician Class C Member, or his, her or its successor in interest has been paid. The Company’s obligation to pay the Physician Class A Member or Physician Class C Member, in monthly installments under this Section 15.3 will be evidenced by a nonrecourse promissory note executed by the Company.

15.4 Subsequent Legislation. If the Board of Managers in its reasonable discretion determines that any Member is prohibited from owning an interest in the Company as a result of the enactment of any statute, regulation or other law or the judicial or administrative interpretation of any existing or future statute, regulation or other law, the Board of Managers shall attempt to restructure the Company in order to comply with such enactment or interpretation. If the Company cannot be so restructured, the Board of Managers will dissolve the Company and liquidate all the Member’s Interests as provided in Article XVI.

15.5 Involuntary Transfers. In the case of any transfer of title or beneficial ownership of all or any part of an Interest upon default, foreclosure, forfeit, court order, or otherwise than by a voluntary decision on the part of the Member (an “Involuntary Transfer”), the Company shall have the right to purchase such Interest pursuant to this Section 15.5. Upon the Involuntary Transfer of all or any part of an Interest of any Member, such Member shall promptly (but in no event later than five (5) days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Person to whom such Interest (or portion thereof) has been transferred (the “Involuntary Transferee”), giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of such notice the Company shall have the exclusive right, but not the obligation, within sixty (60) days to elect to purchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Interest acquired by the Involuntary Transferee to the Company. If an Interest (or any portion thereof) is purchased pursuant to this Section 15.5, the purchase price shall be fifty percent (50%) of the Fair Market Value Price as of the date on which the Involuntary Transfer of such Interest became effective. The purchase price shall be payable in forty-eight (48) equal monthly installments of principal plus accrued interest at the Prime Rate, which installments shall be evidenced by an unsecured, nonrecourse promissory note.

15.6 Required Repurchase of Interest. At any time after the occurrence of a Terminating Event with respect to a Physician Class A Member or Physician Class C Member (other than the dissolution, liquidation, or revocation of the charter of a Physician Class A Member or Physician Class C Member that is an entity), such Physician Class A Member or Physician Class C Member or his, her or its successor in interest may require the Company to purchase his, her, or its Units. A Physician Class A Member or Physician Class C Member or his, her or its successor in interest may exercise his, her, or its right to require the Company to repurchase his, her, or its Units by giving written notice to the Company within sixty (60) days of the Terminating Event. The purchase price for such Units shall be the Fair Market Value Price as of the date of receipt by the Company of the notice of redemption. If the Company purchases any Physician Class A Member’s or Physician Class C Member’s Units as provided in this Section 15.6, the Company shall pay any such amounts owed therefor to such Member or his, her or its successor in a lump sum or, at the discretion of the Board of Managers, in up to twenty-four (24) equal monthly payments, with interest accruing at the Prime Rate on the unpaid principal balance. If the Board of Managers exercises its discretion to pay for Units in monthly installments, the first such installment will be paid to the Member or his, her or its successor in interest on the first day of the month after thirty (30) days have expired since the Physician Class A Member’s or Physician Class C Member’s Units has been purchased. Each subsequent installment shall be paid on the first day of each successive month until the full amount owed to the Physician Class A Member or Physician Class C Member or his, her or its successor in interest has been paid. The Company’s obligation to pay the Physician Class A Member or Physician Class C Member in monthly installments under this Section 15.6 will be evidenced by an unsecured, nonrecourse promissory note executed by the Company.

If the Company cannot repurchase the Units noticed for repurchase hereunder, because the Company lacks sufficient cash or the Company is limited for legal reasons or because the exercise of such repurchase would cause the Company to be treated as a publicly traded partnership for tax purposes, in each case as determined by the Board of Managers, then the Company shall repurchase the maximum portion of such Units as possible, such repurchases to be allocated pro rata among the Members who have so tendered Units. If the Company is unable to repurchase any such Units, the obligation of the Company to make such repurchase in that particular year shall terminate, and thereafter the Board of Managers shall repurchase all remaining Units, subject to the Board of Managers having sufficient cash, not being limited for legal reasons from making such purchase and the repurchase not causing the Company to be classified as a publicly traded partnership for tax purposes, in each case as determined by the Board of Managers, and subject to the same pro rata allocation as referenced above if the Board of Managers is able to purchase some but not all remaining Units who holds such Units may exercise his, her, or its right in the following year, subject to the same limitations. If a natural disaster or other event occurs that has a material adverse effect on the operations of the Company (as determined by the Board of Managers in its sole discretion), the Company’s obligation to repurchase Units shall be suspended until repairs have been completed or the operations stabilized, as applicable.

15.7 Limitation on Repurchase Payments. Notwithstanding anything contained in this Article XV to the contrary, in no event shall the Company be obligated to pay in any calendar quarter an aggregate amount which exceeds twenty percent (20%) of the Company’s EBITDA during such calendar quarter (the “Repurchase Cap”) to former Physician Class A Members, former Physician Class C Members, Involuntary Transferees of Members and/or their respective legal representatives or successors in interest in connection with the repurchase of their Units. If in any calendar quarter the Company is scheduled to make payments to former Physician Class A Members, former Physician Class C Members, Involuntary Transferees of Members, and/or their respective legal representatives or successors in interest that would in the aggregate exceed the Repurchase Cap, then the Company shall pay the maximum amount possible without exceeding the Repurchase Cap in the following order of priority:

(a) First, among the former Physician Class A Members, former Physician Class C Members, Involuntary Transferees of Member and their respective legal representatives or successors in interest who are entitled to payments as a result of (i) the occurrence of a Terminating Event, (ii) the redemption of Units under Section 15.4, or (iii) the exercise of the “put” right set forth in Section 15.6;

(b) Second, among Involuntary Transferees of Members who are entitled to payments as a result of the purchase of Units under Section 15.5; and

(c) Third, proportionately among the former Physician Class A Members, former Physician Class C Members, Involuntary Transferees of Members and their respective legal representatives or successors in interest who are entitled to payments as a result of the occurrence of an Adverse Terminating Event.

If the Company is unable in any calendar quarter to pay the full amount due to former Members, Involuntary Transferees of Members and/or their respective legal representatives or successors in interest as a result of the Repurchase Cap, then the Board of Managers, in its sole discretion, may cause the Company to pay any past-due amounts in one or more subsequent calendar quarters; provided, that, the payment of such additional amounts would not cause the Repurchase Cap for any subsequent calendar quarter to be exceeded; and provided further, that, all such unpaid amounts shall bear interest at the Prime Rate.

15.8 Federal Income Tax Treatment. In the event the Company exercises the right to purchase any Member’s or former Member’s Units under this Article XV, one hundred percent (100%) of all payments made by the Company to such Person hereunder in consideration for such Person’s Units will, for Federal income tax purposes, be classified as a Code section 736(b) payment except for such Person’s share of the Company’s “unrealized receivables,” as defined in Code section 751(c) which will be classified as a Code section 736(a)(1) payment. The Board of Managers shall conclusively determine or cause to be determined any such Person’s share of “unrealized receivables.” The Company shall be liable to any Person for any inaccuracy in determining any Person’s share of the Company’s “unrealized receivables.”

15.9 Waiver of Rights to Object. All Members acknowledge that the methods provided for in this Article XV and Section 1.1 for determining the Fair Market Value Price, Investment Price, or other price of an Interest to be purchased hereunder are fair as to dates used, notices, terms and in all other respects, and are administratively and in substance superior to other methods. Each Member waives any right that he, she or it may have to use any other method to determine the value of any interest in the Company in connection with the application of this Article XV.

15.10 Release of Personal Guarantees. Notwithstanding any other provision contained in this Article XV, all transfers, assignments and withdrawals permitted pursuant to this Article XV shall be contingent upon the transferring, assigning or withdrawing Member being fully released from any and all personal guarantee(s) provided by such Member or Affiliate thereof, by both the Company and the applicable financial or lending institution.

ARTICLE XVI.

LIQUIDATION AND DISSOLUTION OF THE COMPANY

16.1 Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a) All or substantially all of the assets of the Company are sold or distributed to the Members;

(b) A document is signed by a Required Interest of the Members which states their election to dissolve the Company; or

(c) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal.

16.2 Method of Liquidation.

(a) Generally. Upon the happening of any of the events specified in Section 16.1 hereof the Board of Managers or any liquidating trustee elected by the Members holding at least a Required Interest, will commence as promptly as practicable, wind up the Company’s affairs as promptly as practicable, unless the Board of Managers or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Members will continue to share Profits and Losses and Available Cash during the period of liquidation in the manner set forth in Article VI and Article VII of this Agreement.

(b) Distribution of Liquidation Proceeds. The proceeds from liquidation of the Company, including repayment of any debts of Members to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(i) First, to payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to Members;

(ii) Second, to the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, after the expiration of a period the Liquidator deems appropriate, will be distributed to the Members in proportion to their respective Percentage Interests; and

(iii) Third, to the Members in proportion to their respective Percentage Interests.

Upon liquidation, prior to making any liquidating distributions hereunder, the Liquidator is hereby authorized and directed to make any and all special allocations of Profits, Losses and items of Company gain and deduction in a manner which results in the Members’ respective Capital Accounts having balances equal to (or as close thereto as possible) the aggregate liquidating distribution that each such Member shall receive hereunder.

If the Company makes distributions in kind of Company property which secures indebtedness, each of the Members receiving the distribution of property subject to the indebtedness will be severally liable (as among each other, not for the benefit of others) for his, her or its Proportionate Share of the indebtedness, provided, that no Member will be deemed to have assumed any liability on any indebtedness secured by property distributed to any Member for which the Member is not liable under the terms of the instrument creating the indebtedness, and provided that the liability of each Member to other Members for indebtedness secured by property distributed to him, her or it will be limited to the value of his, her or its interest in the property. Indebtedness secured by property distributed to Members in kind need not be discharged out of the proceeds of liquidation of the Company.

(c) Compliance with Timing Requirements of Treasury Regulations. If the Company is “liquidated” within the meaning of Treasury Regulations Section 1.704 -1(b)(2)(ii)(g), and a Member is indebted to the Company, that Member will pay the indebtedness in accordance with the provisions of this Agreement. In the discretion of the Board of Managers, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding sentence may be applied as follows:

(i) The distributions may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any trust established under this Section 16.2(c)(i) will be distributed to the Members from time to time, in the reasonable discretion of the Board of Managers, in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement; or

(ii) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company. The withheld amounts will be distributed to the Members as soon as practicable.

16.3 Member’s Deficit Capital Account. If any Member has a deficit balance in his, her or its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Member will have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit will not be considered a debt owed to the Company or any other Person for any purpose whatsoever.

16.4 Liquidator Appointed by Court. If within thirty (30) days following the date of dissolution, or other time period provided in Section 16.2, a Liquidator has not been appointed in the manner provided therein, any Member shall have the right to make application to the appropriate court in the jurisdiction in which the Company is located for appointment of such Liquidator, and the said court shall be fully authorized to appoint and designate such Liquidator who shall have all the powers, duties, rights and authorities of the Liquidator herein provided.

16.5 Date of Termination. The Company will terminate when all of the cash and property available for application under Section 16.2 above have been applied in accordance with Section 16.2. The establishment of any reserves in accordance with the provisions of Section 16.2(c)(ii) will not extend the term of the Company, but any reserve will be distributed in the manner provided in Section 16.2(b) upon expiration of the period established for the reserve.

16.6 Death, Dissolution, Legal Incompetency or Bankruptcy of a Member. The death, dissolution, declaration of legal incompetence or Bankruptcy of a Member will not dissolve the Company. The deceased, dissolved, incompetent or Bankrupt Member’s Interest will pass to a successor in interest of the Member, who will succeed to the deceased, dissolved, incompetent or Bankrupt Member’s entire interest in the Company and, subject to the applicable provisions of Article XIV of this Agreement, and the Company’s purchase rights under Article XV of this Agreement, will become a Member of the Company with the same Percentage Interest, the same rights to distributions made by the Company, the same obligations and the same share of the Company’s Profits and Losses as the deceased, dissolved, incompetent or Bankrupt Member.

16.7 Liquidator’s Powers. The Liquidator appointed in the manner provided herein shall have without further authorization or consent of any of the parties hereto or their legal successors in interest, all of the powers conferred upon the Board of Managers under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers to the extent necessary or desirable in the good faith judgment of the Liquidator) to carry out the duties and functions of the Liquidator hereunder for and during such period of time, not to exceed two (2) years after the date of dissolution of the Company, as shall be reasonably required in the good faith judgment of the Liquidator to complete the liquidation and dissolution of the Company as provided for herein including, without limitation, the following specific powers:

(i) The power to continue to manage and operate any business of the Company during the period of such liquidation or dissolution proceedings, excluding however, the power to make and enter into contracts which may extend beyond the period of liquidation;

(ii) The power to make sales and incident thereto to make deeds, bills of sale, assignments and transfers of assets and properties of the Company; provided, that the Liquidator may not impose personal liability upon any of the Members under any such instrument;

(iii) The power to borrow funds as may, in the good faith judgment of the Liquidator, be reasonably required to pay debts and obligations of the Company or operating expenses, and to execute and/or grant deeds of trust, mortgages, security agreements, pledges and collateral assignments upon and encumbering any of the Company properties as security for repayment of such loans or as security for payment of any other indebtedness of the Company; provided, however, that the Liquidator shall not have the power to create any personal obligation on any of the Members to repay such loans or indebtedness other than out of available proceeds of foreclosure or sale of the properties or assets as to which a lien or liens are granted as security for payment thereof; and

(iv) The power to settle, release, compromise or adjust any claims asserted to be owing by or to the Company, and the right to file, prosecute or defend lawsuits and legal proceedings in connection with any such matter.

ARTICLE XVII.

COMPLIANCE WITH LEGAL REQUIREMENTS

17.1 General Compliance. The Members enter into this Agreement with the intent of conducting their relationship in full compliance with applicable state, local and Federal law, including but not limited to the Healthcare Laws. Notwithstanding any unanticipated effect of any of the provisions of this Agreement, no Member or any other Person acting on behalf of the Company will intentionally conduct himself, herself or itself under the terms of this Agreement in a manner that would constitute a violation of the Healthcare Laws. Except as required to be affirmed in the Eligibility Affirmation Statement, nothing contained in this Agreement shall require (directly or indirectly, explicitly or implicitly) any Member to refer or direct any patients or other business to the Company, the Surgery Center, or any Member or direct or indirect owner of a Member, or to use the Surgery Center or the facilities of any Member or direct or indirect owner of a Member as a precondition to receiving the benefits set forth in this Agreement or distributions under this Agreement. The Members will perform their obligations under this Agreement in accordance with the terms hereof. Any agreements between the Company and any Member or direct or indirect owner of a Member will be in writing, and the parties to any such agreement will perform their obligations under such agreement only in accordance with the terms thereof.

17.2 Corporate Practice of Medicine. Nothing contained in this Agreement is intended to (i) constitute the use of a medical license for the practice of medicine by anyone other than a licensed physician; (ii) aid the Company or any other entity in the practice of medicine when in fact the entity is not authorized to practice medicine; or (iii) do any other act or create any other arrangements in violation of the Texas Medical Practice Act.

17.3 Reformation upon Change in or Violation of Laws.

(a) Reformation. In the event that subsequent to the date of this Agreement (i) the contents or validity of this Agreement or the operations of the Company or the Surgery Center are challenged by any Governmental Authority under applicable law, particularly a Healthcare Law or Federal tax law, or (ii) the Board of Managers determines, based upon advice received from legal counsel, that a violation of a law, particularly a Healthcare Law or Federal tax law, has occurred as a result of this Agreement or the operations of the Company or the Surgery Center, or that a violation of a law, particularly a Healthcare Law or Federal tax law, will occur as a result of this Agreement or the operations of the Company or the Surgery Center, which violation would result in material adverse consequences to the Members or the Company, then the Board of Managers shall promptly notify all of the Members with respect thereto. The Board of Managers shall promptly use reasonable efforts to analyze, revise, reform and, to the extent necessary, restructure this Agreement, the relationship among the Members and/or the operations of the Company and/or the Surgery Center in order to fully comply with applicable law in a manner that is equitable to all Members in light of the intent of the Members regarding the operations of the Company and the Surgery Center as contemplated by this Agreement. The Board of Managers shall recommend its reformation plan for accomplishing the desired results to the Members for approval. Any reformation plan proposed by the Board of Managers must be approved by the affirmative vote of a Required Interest of the Members.

(b) Failure to Reform. In the event the Board of Managers is unable to formulate a plan to revise, reform and restructure this Agreement and the operations of the Company and/or the Surgery Center in order to fully comply with all applicable laws or the reformation plan fails to receive the necessary affirmative vote of the Members, the Board of Managers shall, at its sole discretion, either carry out its rights and obligations under Section 15.4 of this Agreement or cause the Company to dissolve under Article XVI of this Agreement.

ARTICLE XVIII.

POWER OF ATTORNEY

18.1 President as Attorney-in-Fact. Except as set forth below, each Member hereby makes, constitutes, and appoints the President of the Company, with full power of substitution and resubstitution, his, her or its true and lawful attorney-in-fact and in his, her or its name, place, and stead and for his, her or its use and benefit to sign, execute, certify, acknowledge, swear to, file, and record (a) this Agreement and all agreements, certificates, instruments, and other documents amending or changing this Agreement, as now or hereafter amended, which the President may deem necessary, desirable, or appropriate including, without limitation, to reflect (i) the valid exercise by the Board of Managers of any power granted to them under this Agreement; (ii) any amendments adopted by the Members in accordance with the terms of this Agreement; (iii) the valid admission of any Substitute Member or Additional Member to the Company; or (iv) the valid disposition by any Member of his, her or its Interest; and (b) any certificates, instruments, or documents as may be required by, or may be appropriate under, the laws of the State of Texas.

18.2 Nature of Special Power. The power of attorney granted pursuant to this Article XVIII:

(a) is a special power of attorney coupled with an interest and is irrevocable;

(b) may be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

(c) shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of his, her or its Interest, except that where the assignment is of such Member’s entire Interest and the assignee, with the consent of the Managers, is admitted as a Substitute Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

ARTICLE XIX.

ALTERNATIVE DISPUTE RESOLUTION

19.1 Agreement to Use ADR. The Members have entered into this Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they pledge to attempt to resolve any dispute amicably without the necessity of litigation. Subject to the right of the Company to seek injunctive relief for any breach or threatened breach of this Agreement by a Member, the Members agree if any dispute, claim, or controversy arises between or among them, including any dispute between a Member(s) and the Company, relating to the affairs of the Company or the application of this Agreement whether in contract, tort, equity, or otherwise (the “Dispute”), the alternative dispute resolution procedures specified in this Article (the “ADR”) will be used to resolve such Dispute.

19.2 Initiation of ADR. The Person seeking to initiate ADR (the “Initiating Person”) must give written notice to the other Person(s) involved in the Dispute. The notice must describe in general terms the nature of the Dispute, the Initiating Person’s claim for relief and identify one (1) or more individual(s) with authority to settle the Dispute on such Initiating Person’s behalf. The Person(s) receiving such notice (the “Responding Person,” whether one (1) or more) will have fifteen (15) days within which to designate by written notice to the Initiating Person, one (1) or more individual(s) with authority to settle the Dispute on the Responding Person’s behalf. The individual(s) so designated, whether by the Initiating Person or the Responding Person, will be known as the “Authorized Individuals,” whether one (1) or more. The Initiating Person and the Responding Person will collectively be referred to as the “Disputing Persons” or individually as the “Disputing Person.” If either the Initiating Person or the Responding Person fails to name an Authorized Individual as set forth above, then such Person will serve as its own Authorized Individual, unless otherwise agreed by the Disputing Persons in writing; provided that if such Person is not an individual, then the individual with decision-making authority over the Person will serve as the Person’s Authorized Individual. Under this Agreement, ADR has two (2) phases during which a resolution of the Dispute may occur: (1) direct negotiations, and (2) arbitration.

19.3 Direct Negotiations. The Authorized Individuals may investigate the Dispute as they deem appropriate; however, they must agree to promptly, and in no event later than thirty (30) days from the date of the Initiating Person’s written notice, meet to discuss the resolution of the Dispute. The Authorized Individuals will meet at such times and places and with such frequency as they may agree. If the Dispute has not been resolved within thirty (30) days from the date of their initial meeting, the Disputing Persons must submit the Dispute to arbitration in accordance with the procedure set forth in Section 19.4.

19.4 Arbitration.

(a) Initiation. Arbitration will be initiated by written notice from the Initiating Person to the Responding Person setting forth a demand for arbitration after the termination of the direct negotiations between the Disputing Persons contemplated by Section 19.3. The date of such notice is the “Arbitration Submission Date.”

(b) Qualifications of Tribunal. The arbitration will be presided over by a panel of one (1) to three (3) arbitrators (collectively, the “Tribunal.”) Each arbitrator will, insofar as is practicable, be a Person who is expert in the subject matter of the dispute, who is neutral with respect to the Dispute and who has served as arbitrator in a minimum of ten (10) cases. The Tribunal shall be chosen pursuant to the commercial arbitration rules of the American Arbitration Association (or any like organization successor thereto) (the “AAA”). If the amount in controversy of the claim or any counterclaim is One Million Dollars ($1,000,000.00) or more, the Tribunal shall consist of a panel of three (3) arbitrators unless the Disputing Persons agree otherwise in writing. If the amount in controversy of the claim or any counterclaim is less than One Million Dollars ($1,000,000.00) the Tribunal shall consist of one (1) arbitrator unless the Disputing Persons agree otherwise in writing.

(c) Rules.

(1) Arbitration proceedings to resolve Disputes will be conducted under the auspices and the commercial arbitration rules of the AAA pursuant to the Federal Arbitration Rules of the AAA at Dallas County, Texas. Whether such Dispute will be subject to arbitration will likewise be determined in such arbitration as will the determination as to whether all procedural conditions precedent to arbitration have been satisfied. If Title 9 of the United States Code is inapplicable to the Dispute for any reason, such arbitration must be conducted pursuant to the Texas General Arbitration Act (i.e., Chapter 171 of the Texas Civil Practice & Remedies Code) and in accordance with this Article XIX and the commercial arbitration rules of the AAA. Such arbitration proceeding must be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of the AAA. Both the foregoing agreement of the Disputing Persons to arbitrate any and all disputes and the results, determinations, finding, judgments and/or awards rendered through any such arbitration will be final and binding on the Disputing Persons and may be specifically enforced by legal proceedings.

(2) The Tribunal may require and facilitate such discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the Disputing Persons and the desirability of making discovery expeditious and cost-effective. The Tribunal may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery. Furthermore, each Disputing Person will produce within forty-five (45) days of the selection or appointment of the Tribunal all documents it intends to rely upon or may rely upon in the arbitration.

(3) Prior to rendering its determination or award, the Tribunal must afford each Disputing Person an opportunity to express its views as to the proper determination of the matters under arbitration, orally or in writing as the Tribunal may deem appropriate; provided, however, that (a) a Disputing Person submitting written material will be required to submit a copy of that material to the other Disputing Person who will have the opportunity to submit a written reply to that material within ten (10) days, and (b) if either Disputing Person is to submit oral statements, the other Disputing Person must be afforded a reasonable opportunity to be present at the time at which these oral statements are made before the Tribunal and to reply orally.

(4) The Tribunal may, at its discretion and at the expense of the Disputing Persons who will bear the cost of the arbitration, employ one or more neutral expert(s) to assist it in its determination of the Dispute.

(5) Time is of the essence of this arbitration procedure, and the Tribunal will be instructed and required to render its decision within thirty (30) days following completion of the arbitration.

(d) Costs of Arbitration. The cost of said Tribunal and the arbitration will be borne by the non-prevailing Disputing Persons, or as otherwise allocated between the Disputing Persons by the Tribunal. Notwithstanding the foregoing, the Disputing Persons will each bear separately the cost of his, her or its respective attorneys, witnesses, representatives, and experts in connection with such arbitration.

(e) Indemnification of Tribunal. The Members and the Company hereby agree to indemnify the Tribunal and any experts employed by the Tribunal and to hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement unless resulting from the gross negligence or willful misconduct of the Person to be indemnified.

19.5 Governing Law and Venue. Any and all legal proceedings to enforce this Article XIX (including any action to compel arbitration hereunder or to enforce any award or judgment rendered therein) will be governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. Venue of any proceedings hereunder will be in Dallas County, Texas, unless another location is mutually agreed on by the Disputing Persons in writing.

19.6 Statute of Limitations. Any Dispute shall be time-barred unless the Initiating Person commences an arbitration proceeding under this Article XIX with respect to such Dispute within one (1) year after the Dispute arose. This time limit shall be tolled for the time period beginning with the receipt of written notice to initiate ADR under Section 19.2 and ending five (5) days following termination of mediation under the terms of this Article XIX; provided, that, during such period the Disputing Persons were engaged in the ADR procedure pursuant to the provisions of this Article XIX.

19.7 Confidentiality. The Members agree that ADR is a compromise negotiation and further assert that the entire ADR procedure under this Article XIX is confidential. No stenographic, visual or audio record may be made without the written consent of the Disputing Persons. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the ADR by any Disputing Persons, their agents, employees, representatives or other invitees and by the arbitrator are confidential and will, in addition and where appropriate, be deemed privileged. Such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the Disputing Persons and will not be disclosed to anyone not an agent, employee, expert, witness, or representative of any of the Disputing Persons except to the extent such disclosure is necessary to enforce an arbitration award; provided, however, evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the ADR procedure.

19.8 Waiver of Jury Trial. The Members do hereby waive their right to trial by jury with respect to any dispute, and they agree that Dallas County, Texas, will be the venue for any litigation arising under this Agreement in the event that the referenced ADR procedures described in this Article XIX are declared unenforceable by a court of competent jurisdiction. The agreements contained in this Section 19.8 will remain in effect in the event the referenced ADR procedures described in this Article XIX are declared unenforceable by a court of competent jurisdiction.

19.9 Survival. This Article XIX will survive the termination of this Agreement.

19.10 Additional Persons. The Members agree that any ADR procedure arising out of or relating to this Agreement will include, by consolidation, joinder or in any other manner, any additional Person not a Member if: (i) a Member requests the addition of such Person; and (ii) the requesting Member reasonably believes the addition of such Person to be necessary to the resolution of the Dispute; and (iii) the additional Person is a party to a contract with the requesting Member, which contract contains the agreement of such additional Person to be bound by the ADR procedures set forth in this Agreement.

19.11 Exclusive Remedy/Attorneys’ Fees. The Members agree that the ADR procedure as set forth in this Article XIX will be the sole means of resolving any Dispute and expressly waive their right to file a lawsuit in any civil court against one another or the Company for such Disputes, except to compel arbitration hereunder or to enforce an arbitration decision rendered pursuant to this Agreement and except for the rights to seek injunctive relief as described in Section 19.1. If any Member or the Company brings an action against another Member or the Company by reason of any alleged breach of a provision or condition hereof, or to compel the ADR procedure pursuant to this Article, to confirm or vacate an arbitration judgment or award, or to enforce the same, or otherwise arising out of this Agreement, the unsuccessful Person must pay to the prevailing Person all attorneys’ fees and costs actually incurred by the prevailing Person, in addition to any other relief to which he or she may be entitled. As used in this Article, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and will not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

19.12 Interest on Amounts Due. Any amount payable by the Company, one Member to another Member or the Company under any provision of this Article XIX will bear simple interest at the rate of six percent (6%) per annum from the date due until paid.

19.13 Damages. In no event will a Member or the Company be liable for punitive, incidental, or consequential damages of another Member, the Company, or any third Person.

ARTICLE XX.

MISCELLANEOUS

20.1 Notices. All notices given pursuant to this Agreement shall be in writing and shall be given by personal or overnight delivery, registered or certified United States mail (with return receipt requested) or by facsimile transmission and addressed as set forth in this Section 20.1. Notices shall be deemed delivered upon actual receipt, as evidenced by the delivery receipt signed on behalf of the recipient, return receipt or facsimile confirmation. For purposes of notice, the addresses of the Members shall be as stated under their names on the attached Exhibit A; provided, however, that each Member shall have the right to change his, her or its address to any other location by giving notice to the Company in the manner set forth above.

20.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members, and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall negate or diminish the rights and obligations set forth in Articles XIV or XV.

20.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

20.4 Waiver of Partition and Certain Other Rights. Each of the Members irrevocably waives any right or power that he, she or it might have:

(a) To cause the Company or any of its assets to be partitioned;

(b) To cause the appointment of a receiver for all or any portion of the assets of the Company;

(c) To compel any sale of all or any portion of the assets of the Company; and

(d) To file a complaint, or to institute proceeding at law or in equity, to cause the dissolution or liquidation of the Company. Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 19.4 and without those waivers no Member would have entered into this Agreement. No Member has any interest in specific Company property. The interests of all Members in the Company are personal property.

20.5 Entire Agreement. This Agreement, including the Exhibits hereto, contains the entire agreement among the Members relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated.

20.6 Amendments. Except as otherwise expressly provided in this Section 20.6, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document approved by a Required Interest of the Members and any alleged amendment or modification herein which is not so documented and approved shall not be effective as to any Member. The Board of Managers may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect:

(a) A change in the location of the principal place of business of the Company not inconsistent with the provisions of Section 2.4, or a change in the registered office or the registered agent of the Company;

(b) Admission of a Member into the Company or any increase, decrease or termination of any Member’s Interest in accordance with this Agreement; or

(c) A change (i) that is of an inconsequential nature and does not adversely affect the Members in any material respect; (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Federal or state agency or contained in any Federal or state statute, compliance with any of which the Board of Managers deems to be in the best interest of the Company and the Members; or (iii) that is required or contemplated by this Agreement.

However, no amendment or modification which disproportionately affects the interest of any Member in the capital, Profits or Losses of, or distributions or allocations with respect to the Company shall be effective as to any Member unless the same has been set forth in a document duly executed by such Member.

20.7 Severability. This Agreement are intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Members as expressed herein, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

20.8 Further Assurances. Each Member, upon the request of the Board of Managers, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

20.9 Informed Consent. The parties hereto, consisting of the Company and the Members whose names appear on the execution pages hereof, each acknowledge that this Agreement has been prepared by legal counsel retained by the Company, and that, in certain instances, circumstances might exist or may later occur which could result in actual or perceived conflicts of interest between one or more of the Members. Accordingly, each Member has been encouraged to seek the counsel of his or her own attorneys or other advisors. In addition to the foregoing acknowledgements, each Member consents to the preparation of this Agreement by the legal counsel to the Company, and hereby jointly waive (i) to the extent such right has not been exercised, the right to retain separate legal counsel in connection with the negotiation, preparation, review and execution of this Agreement, and (ii) the right to later assert any such conflict of interest against Company or the legal counsel which prepared this Agreement, in the prosecution or defense of any action. Each Member also acknowledges and agrees that the legal counsel representing the Company has not represented any Member’s individual interests and such legal counsel has provided no advice to any specific Member.

20.10 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

20.11 Exhibits. Each exhibit to this Agreement is incorporated herein for all purposes.

20.12 Section Headings. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

20.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

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IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first referenced above.

COMPANY:	NHC ASC - DALLAS, LLC

By:
Kenneth Efird
President

[Class Signature Pages to Follow]

Class A Signature Page:

CLASS A MEMBERS:

By:
Nirmal Jayaseelan, M.D.
Title:

By:
Clayton Frenzel, M.D.
Title:

By:
Dirk Rodriguez, M.D.
Title:

Class B Signature Page

CLASS B MEMBER:

NORTHSTAR HEALTHCARE
ACQUISITIONS, LLC
a Texas limited liability company

By:
Harry Fleming
Chief Financial Officer

Class C Signature Page

CLASS C MEMBER:

HEALTHCARE CONNECT, L.L.C.
a Texas limited liability company

By:
Nick Nicholson, M.D.
Manager

EXHIBIT A

Membership Class	Member Name	Physician Name	Number of Units	Percentage Interest	Capital Contribution
Class A		Nirmal Jayaseelan	12.5	12.5%	$12,500
		Clayton Frenzel	12.5	12.5%	$12,500
		Dirk Rodriguez	10	10%	$10,000
Class B	Northstar Healthcare Acquisitions, LLC	n/a	35	35%	$35,000
Class C	Healthcare Connect, LLC	Nick Nicholson	30	30%	$30,000
		Total	100	100%	$100,000